Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

FREESCALE SEMICONDUCTOR, INC.,

PHX ACQUISITION, INC.,

AND

SIGMATEL, INC.

DATED AS OF FEBRUARY 3, 2008

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(continued)

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(continued)

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(continued)

		Page
8.9	Rules of Construction	60

8.10	Assignment	60

8.11	Attorneys’ Fees	60

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SCHEDULES

Company Disclosure Schedule

EXHIBIT

Exhibit A	–	Form of Certificate of Merger

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 3, 2008 (the “Execution Date”), is among SigmaTel, Inc., a Delaware corporation (the “Company”), Freescale Semiconductor, Inc., a Delaware corporation (“Parent”), and PHX Acquisition, Inc., a Delaware corporation and an affiliate of Parent (“Merger Sub”). An index of the defined terms used in this Agreement can be found in Appendix I hereto.

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, pursuant to the Merger, among other things, each outstanding share of Company Common Stock shall be converted into the right to receive cash at the rate set forth herein; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, which shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate existence of Merger Sub shall thereupon cease. The name of the Surviving Corporation shall remain SigmaTel, Inc. The Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law, as amended (the “Delaware Law”).

1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable and in any event not later than two (2) business days after the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Morrison & Foerster LLP, 1650 Tysons Boulevard, Suite 400, McLean, Virginia, or at such other location as the parties hereto agree. As soon as practicable following the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in the form attached hereto as Exhibit A with such changes as the parties may agree (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware Law (the time of such filing with the Secretary of State of the State of Delaware being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until duly amended as provided by the Delaware Law and such Certificate of Incorporation; provided that as of the Effective Time, the Company’s Certificate of Incorporation shall be amended as set forth in Exhibit A to the Certificate of Merger.

(b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until duly amended as provided by the Delaware Law and such Bylaws.

1.5 Directors and Officers. The parties hereto shall take all actions necessary so that, at the Effective Time, (a) the directors of Merger Sub, serving in such capacity immediately prior to the Effective Time, shall be the directors of the Surviving Corporation and (b) the officers of the Company, holding office immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

1.6 Effect on Capital Stock.

(a) Conversion of Company Common Stock. By virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or the holders of any of the Company’s securities, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, but excluding any shares canceled pursuant to Section 1.6(b) and any Dissenting Shares, will be automatically canceled, extinguished and converted into the right to receive the Per Share Common Stock Consideration, without interest.

(b) Cancellation of Company Capital Stock Owned by the Company, Parent and Subsidiaries. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock (including any Company Preferred Stock) and each share of Company Capital Stock owned by any direct or indirect wholly owned subsidiary of the Company shall be canceled and extinguished without any rights to conversion thereof and no consideration shall be delivered in exchange therefore. At the Effective Time, any shares of

Company Capital Stock that are owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent shall be canceled and retired and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

(c) Treatment of Company Options.

(i) Accelerated Vesting. Any outstanding, unexercised and unexpired Company Option that, by its terms, is not vested and exercisable by the holder thereof immediately prior to the Effective Time shall be accelerated in full so that each such Company Option is fully vested and exercisable as of the date thirty (30) days prior to the Effective Time. Such accelerated vesting shall be conditioned upon the consummation of the transactions contemplated in this Agreement.

(ii) Exercise or Cash Out. Any outstanding, unexercised and unexpired Company Option that is vested (either by its terms or as a result of the accelerated vesting provided pursuant to Section 1.6(c)(i) hereof) prior to the Effective Time may be exercised in full for shares of Company Common Stock prior to the Effective Time. At the Effective Time, shares of Company Common Stock purchased upon such an exercise will be automatically canceled, extinguished, and converted into the right to receive the Per Share Common Stock Consideration, without interest and less all applicable deductions and withholdings required by Law to be withheld in respect of such payment. In addition, holders of any outstanding, unexercised, and unexpired Company Options that are vested (either by their terms or as a result of the accelerated vesting provided pursuant to Section 1.6(c)(i) hereof) prior to the Effective Time shall be given an opportunity, prior to the Effective Time, to elect, instead of exercising such Company Options, to have each such Company Option canceled and converted into the right to receive an amount in cash, without interest and less all applicable deductions and withholdings required by Law to be withheld in respect of such amount, equal to the product of (x) the excess, if any, of the Per Share Common Stock Consideration over the applicable exercise price of such Company Option (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder), multiplied by (y) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, pay promptly the amounts contemplated by this Section 1.6(c) following the Effective Time. Parent shall cause the Surviving Corporation to pay any amounts withheld for withholding Taxes promptly to the appropriate Governmental Entity. The exercise of any Company Option the vesting and exercisability of which is accelerated pursuant to Section 1.6(c)(i) above and the cash out of any Company Option pursuant to this Section 1.6(c)(ii) shall be conditioned upon the consummation of the transactions contemplated in this Agreement. Any and all Company Options that are not exercised or cashed out immediately prior to the Effective Time shall terminate and cease to be outstanding effective as of the Effective Time.

(iii) Further Actions. Prior to the Effective Time, the Company shall provide notice (subject to reasonable review by Parent) to each holder of Company Options describing the treatment of such Company Options in accordance with this Section 1.6(c). The Company shall take all appropriate steps to effect the termination of the Company Stock Option Plans as of the Effective Time. In addition, prior to the Effective Time, the Company shall obtain, in a manner approved by Parent, all necessary consents (if any) to give effect to the treatment of Company Options as contemplated by this Section 1.6(c) to the extent that such treatment is not expressly provided for by the terms of the applicable Company Stock Option Plan or related award agreements.

(d) Restricted Stock Units.

(i) Cash-Out of Restricted Stock Units. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of a Restricted Stock Unit Award, each Restricted Stock Unit Award outstanding immediately prior to the Effective Time shall accelerate and shall be canceled at the Effective Time (each, a “Cashed-Out Restricted Stock Unit Award”), and each holder of a Cashed-Out Restricted Stock Unit Award shall become eligible to receive an amount in cash (without interest) equal to (A) the Per Share Common Stock Consideration multiplied by (B) the number of shares of Company Common Stock subject to each Cashed-Out Restricted Stock Unit, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment. Parent shall, or shall cause the Surviving Corporation to, promptly pay to each holder of a Cashed-Out Restricted Stock Unit Award the amounts contemplated by this Section 1.6(d) following the Effective Time. Parent shall cause the Surviving Corporation to pay any amounts withheld for withholding Taxes promptly to the appropriate Governmental Entity on behalf of such holder of a Cashed-Out Restricted Stock Unit Award.

(ii) Further Actions. Prior to the Effective Time, the Company shall provide notice (subject to reasonable review by Parent) to each holder of a Restricted Stock Unit Award describing the treatment of such Restricted Stock Unit Awards in accordance with this Section 1.6(d). In addition, prior to the Effective Time, the Company shall obtain, in a manner approved by Parent, all necessary consents (if any) to give effect to the treatment of Restricted Stock Unit Awards as contemplated by this Section 1.6(d) to the extent that such treatment is not expressly provided for by the terms of the applicable Company Stock Option Plan or related award agreements.

(e) Adjustments to Per Share Common Stock Consideration. The Per Share Common Stock Consideration shall only be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reclassification, reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the Execution Date and prior to the Effective Time, so as to provide holders of Company Common Stock the same economic effect, in the aggregate, as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reclassification, reorganization, recapitalization or like change.

(f) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7 Surrender of Certificates.

(a) Paying Agent. Computershare Investor Services LLC or another bank or trust company designated by Parent and reasonably acceptable to the Company shall act as the paying agent (the “Paying Agent”) in the Merger.

(b) Parent to Provide Cash. At or promptly following the Effective Time, Parent shall deposit with the Paying Agent for exchange in accordance with this Article I, cash in an amount sufficient to permit payment pursuant to Section 1.6(a) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time, less any amounts required to be withheld from such cash under any applicable Laws. All interest or other amounts earned with respect to funds made available to the Paying Agent shall be for the account of Parent.

(c) Exchange Procedures.

(i) As soon as reasonably practicable (and in any event within 5 business days) after the Effective Time, Parent shall cause to be mailed to each holder of record of a certificate or certificates (each, a “Certificate”) that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into the right to receive cash pursuant to Section 1.6(a), (1) a letter of transmittal in customary form as Parent may reasonably specify prior to the Closing (which letter shall (x) be provided to the Company for review a reasonable period prior to the Effective Time, (y) include any comments reasonably submitted by the Company and (z) specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon receipt of such Certificate by the Paying Agent), and (2) instructions for use in effecting the surrender of the Certificates in exchange for cash.

(ii) Upon surrender of a Certificate to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a cash payment pursuant to Section 1.6(a), without interest. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, payment pursuant to Section 1.6(a) may be made to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Surviving Corporation that any applicable stock transfer Taxes have been paid or are not applicable.

(iii) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact by a stockholder of the Company (a “Company Stockholder”) claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will pay such Company Stockholder in exchange for such lost, stolen or destroyed Certificate, that amount of cash that such Company Stockholder shall be entitled to receive pursuant to Section 1.6(a). When authorizing such payment in exchange therefor, the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Paying Agent a reasonable form of bond as indemnity, as it shall direct in accordance with (and amounts prescribed by) its customary practices, policies and procedures, against any claim that may be made against the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed. As a further condition to payment with respect to any Certificate that shall have been lost, stolen or destroyed, Parent may require such Company Stockholder to whom payment is to be made to agree in writing to indemnify and hold harmless Parent with respect to any loss or expense incurred by Parent as a result of the loss, theft or destruction of such Certificate.

(d) Payments with Respect to Unsurrendered Company Capital Stock. At any time following the 270th day after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Company Capital Stock (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any portion of the merger consideration that may be payable upon due surrender of the Certificates held by them.

(e) No Liability. Notwithstanding anything to the contrary contained in this Section 1.7, none of the Paying Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.8 No Further Ownership Rights in Company Capital Stock. After the Effective Time there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be exchanged and canceled as provided in this Article I. Until Certificates representing shares of Company Capital Stock that are outstanding immediately prior to the Effective Time are surrendered pursuant to Section 1.7, such Certificates will be deemed, for all purposes, to evidence only ownership of the right to receive cash in the amounts determined in accordance with Section 1.6(a).

1.9 Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be paid over to the appropriate Governmental Entity as required by applicable Law and shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company, Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Company Stockholder who has properly demanded and perfected such Company Stockholder’s appraisal rights and demanded to be paid the fair value of such shares in accordance with Section 262 of the Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into the right to receive cash pursuant to Section 1.6(a), but the holder thereof shall be entitled to such rights as are granted by the Delaware Law and the Surviving Corporation shall make all payments to the holders of such Dissenting Shares with respect to such demands in accordance with the Delaware Law; provided that if any such holder shall, prior to or after the Effective Time, have failed to perfect or shall have effectively withdrawn or lost its appraisal right under the Delaware Law, each share of Company Common Stock held by such holder shall thereupon be deemed to have been converted into, as of the Effective Time, solely the right to receive the cash pursuant to Section 1.6(a).

(b) The Company shall give Parent (i) prompt written notice of any demands received by the Company for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to any demand for appraisal under the Delaware Law. The Company shall not, except with the prior written consent of Parent and Merger Sub, make any payment with respect to, settle, or offer to settle, or offer to make any payment to settle, any such demands or approve any withdrawal of any such demands.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in a document of even date herewith and delivered by the Company to Parent prior to the execution and delivery of this Agreement and referring by section or sub-section number to the representations and warranties in this Agreement (the “Company Disclosure Schedule”) (provided that any such disclosure shall qualify only the disclosure under the section or sub-section number referred to in the Company Disclosure Schedule and any other section or sub-section of this Article II to the extent that it is reasonably apparent from the text of such disclosure that such disclosure also qualifies or applies to such other section or sub-section), the Company hereby represents and warrants to Parent as follows:

2.1 Organization, Standing and Power.

(a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of the Company and each of its subsidiaries, each as amended to date, and each as so delivered is in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

(b) Section 2.1(b) of the Company Disclosure Schedule sets forth a true and complete list of each of the Company’s subsidiaries, showing the jurisdiction of organization of each such subsidiary. The Company is the direct or indirect owner of all outstanding shares of capital stock or other equity interests of each of its subsidiaries, free and clear of any lien or other encumbrance (other than statutory liens in favor of governmental authorities in the ordinary course of business), and all such shares and interests are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance in all material respects with all applicable legal requirements. Except as indicated in Section 2.1(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company or any of its subsidiaries in accordance with and pursuant to the Company’s investment policy and comprising less than 1% of the outstanding stock of such company. Neither the Company nor any of its subsidiaries has agreed or is obligated to make any future investment in, or capital contribution or loan to, any other Person. Neither the Company nor any of its subsidiaries owns, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”).

(c) The Company has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company held since December 31, 2004 (other than any such minutes relating to the transactions contemplated hereby).

2.2 Capital Structure.

(a) The authorized capital stock of the Company consists solely of (i) 170,000,000 shares of Company Common Stock, of which there are 36,075,168 shares issued and outstanding; and (ii) 30,000,000 shares of Company Preferred Stock, of which there are no shares issued and outstanding. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights or rights of first refusal created by Law, the Certificate of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which it is bound. All outstanding shares of Company Capital Stock were issued in compliance in all material respects with all applicable securities Laws and all other legal requirements.

(b) As of the Execution Date, the Company has reserved:

(i) 10,467,916 shares of Company Common Stock for issuance to directors, employees and consultants pursuant to the Company Stock Option Plans, of which (A) 4,566,315 shares are subject to outstanding, unexercised Company Options, (B) 372,314 shares are subject to outstanding Restricted Stock Unit Awards, (C) 3,100,228 shares have been used to satisfy equity-based compensation awards that have been exercised and/or settled prior to the Execution Date, (D) 223,517 shares were forfeited pursuant to options assumed by the Company under the Oasis Semiconductor, Inc. 1997 Stock Option Plan, the Oasis Semiconductor, Inc. 2004 Stock Incentive Plan and the Protocom Corporation 2000 Stock Option Plan, and (E) 2,205,542 shares remain available for issuance under the Company’s 2003 Equity Incentive Plan. This 10,467,916 share reserve number includes (1) 9,366,747 shares reserved under the Company’s 2003 Equity Incentive Plan (which includes any remaining shares originally reserved under the Company’s 1995 Stock Option/Stock Issuance Plan, under which no new awards could be granted on and after March 31, 2005, that do not remain subject to outstanding Company Options), (2) 469,621 shares of Company Common Stock that were subject to outstanding options under the Oasis Semiconductor, Inc. 1997 Stock Option Plan, the Oasis Semiconductor, Inc. 2004 Stock Incentive Plan and the Protocom Corporation 2000 Stock Option Plan, and (3) 631,548 shares of Company Common Stock that were originally maintained as reserves under the Oasis Semiconductor, Inc. 1995 Stock Option Plan, the Oasis Semiconductor, Inc. 1997 Stock Option Plan, the Oasis Semiconductor, Inc. 2004 Director Stock Plan, the Oasis Semiconductor, Inc. 2004 Stock Incentive Plan and the Protocom Corporation 2000 Stock Option Plan, and that were assumed by the Company in connection with its acquisitions of Oasis Semiconductor, Inc. and Protocom Corporation.

(ii) 1,192,959 shares of Company Common Stock for issuance to employees pursuant to the Company ESPP, of which 296,614 shares are available for issuance thereunder. The maximum number of shares of Company Common Stock that could be purchased under the Company ESPP during the final offering period contemplated by Section 5.8(b) hereof is 169,370, and the purchase price thereunder is $2.3205.

All shares of Company Capital Stock subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the Company Stock Option Plan or Company ESPP, would be validly issued, fully paid and nonassessable. The Company has not issued any shares of Company Capital Stock that are unvested or subject to any repurchase option, risk of forfeiture or similar condition. As of the Execution Date, there are no options or other equity-based compensation awards outstanding under the Oasis Semiconductor, Inc. 1995 Stock Option Plan, the Oasis Semiconductor, Inc. 2004 Director Stock Plan, or the Protocom Corporation 2000 Stock Option Plan.

(c) Except for Company Options and Restricted Stock Unit Awards outstanding as of the date hereof under the Company Stock Option Plans and rights under the Company ESPP, in each case as and to the extent described in Section 2.2(b), on the date hereof there are no options, warrants, other securities, calls, rights or Contracts of any character to which the Company or any of its subsidiaries is a party or by which any of them is bound (x) that are or may become convertible into or exchangeable for any capital stock or other securities of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or any other equity or similar interests in the Company or any of its subsidiaries, (y) providing for any benefits measured in whole or in part by the value of shares of Company Capital Stock or any other equity or similar interests in the Company or any of its subsidiaries, or (z) obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. Section 2.2(c) of the Company Disclosure Schedule sets forth a true and complete list as of the Execution Date of all holders of outstanding Company Options and outstanding Restricted Stock Unit Awards under each of the Company Stock Option Plans, including (i) the number of remaining shares of Company Capital Stock subject to each such option or restricted stock unit (after giving effect to any partial exercise thereof prior to the Execution Date), (ii) the exercise price per share (as applicable) and (iii) the Company Stock Option Plan under which such option or Restricted Stock Unit Award was granted. There are no Restricted Stock Unit Awards outstanding other than those for which shares of Company Common Stock are reserved as described in Section 2.2(b)(i). There are no Contracts relating to the voting or registration of Company Capital Stock (i) between or among the Company and any of its securityholders and (ii) to the Company’s knowledge, between or among any of the Company’s securityholders.

(d) The terms of the Company Stock Option Plans and the Company ESPP and all related Contracts permit the treatment of the Company Options, Restricted Stock Unit Awards and purchase rights under the Company ESPP as provided in this Agreement, without the consent or approval of the holders of Company Options, the holders of Restricted Stock Unit Awards, the Company Stockholders, the participants in the Company ESPP, or any other Person, other than the consent or approval of the Company and its Board of Directors which has been given prior to the Execution Date. True and complete copies of all forms of agreements and instruments relating to or issued under the Company Stock Option Plans, or otherwise relating to the issuance of Company Options or Restricted Stock Unit Awards, including all amendments and restatements of the Company Stock Option Plans, have been provided to Parent, and such forms of agreements and instruments have not been amended, modified or supplemented, and there are no Contracts to amend, modify or supplement such forms of agreements or instruments in any case from the forms provided to Parent. To the knowledge of the Company, there are no material issues relating to “backdating” or “springloading” of any outstanding Company Options or Restricted Stock Unit Awards.

2.3 Authority.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to receipt of the Requisite Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than the Requisite Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. Assuming compliance with HSR and any foreign or other antitrust or combination Laws, any applicable state securities or “blue sky” Laws and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution and delivery of this Agreement by the Company does not, and the execution of the other agreements contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in any violation of, any provision of the Certificate of Incorporation or Bylaws of the Company, in each case, as amended, (ii) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any Company Authorization, or (iii) conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under any legal requirement applicable to the Company or any of its subsidiaries, subject, in the case of clauses (ii) and (iii) to such conflicts, violations and defaults as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, foreign, federal, state or local (each, a “Governmental Entity”) is required with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the Securities Exchange Commission (the “SEC”) of the Proxy Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws, the securities Laws of any foreign country and the rules and regulations of the Nasdaq GlobalSelect Market, (iv) such filings as may be required under HSR and any other applicable antitrust, merger control or anti-competition Laws of any foreign country; (v) the filing of current reports by the Company on Form 8-K with the SEC in accordance with applicable federal securities Laws; (vi) any notice described in Section 5.11; and (vii) such other consents, authorizations, orders, filings, approvals and registrations that, if not obtained or made, would not reasonably be expected to result in a Company Material Adverse Effect.

2.4 SEC Documents, Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and other documents required to be filed or furnished by it with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2005 (all such forms, statements, certifications, reports and other documents filed or furnished by the Company with the SEC since such date, including all information included therein by reference, collectively, the “Company SEC Documents”). The Company has made available to Parent complete and correct copies of all Company SEC Documents that are not currently available on the SEC’s EDGAR website. As of its effective date (in the case of registration statements under the Securities Act) or as of its filing date (for all other Company SEC Documents), each Company SEC Document complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and all other legal requirements, and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, supplemented or superseded by a Company SEC Document filed prior to the date hereof. To the Company’s knowledge, none of the Company SEC Documents is subject to ongoing SEC review or outstanding SEC comment. No subsidiary of the Company is required to file or furnish any forms, statements, certifications, reports or other documents with the SEC. The Company is and has at all times since December 31, 2004 been in compliance in all material respects with the applicable rules and regulations of the Nasdaq GlobalSelect Market and its predecessor, and since such date has not received any notice from the Nasdaq GlobalSelect Market or its predecessor asserting any non-compliance with any of such rules and regulations.

(b) The financial statements of the Company, including the notes thereto, included in the Company SEC Documents (the “Company Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC); and (iii) fairly present in all material respects the consolidated financial condition and results of operations of the Company and its subsidiaries as of the respective dates and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments, which collectively shall not be material). The Company does not intend to correct or restate, and to the Company’s knowledge there is not any basis to restate, any of the Company Financial Statements.

(c) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and, to the knowledge of the Company, the statements contained in such certifications were true and correct at the time they were made. For purposes of the foregoing sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or such subsidiary’s published financial statements or other of the Company SEC Documents.

(e) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) The Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the chief executive officer and chief financial officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(g) Since December 31, 2004, the Company has not received from its independent auditors any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in the Company’s internal controls. For purposes hereof, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(h) Neither the Company nor any of its subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, or (C) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) or (B) above of any other Person (collectively, “indebtedness”).

(i) The Company’s cash equivalents and short-term investments consist only of investment grade securities with maturities of less then three (3) months and funds that are readily available for withdrawal without legal or other restriction. The Company’s cash equivalents and short-term investments do not include any auction rate securities, variable rate demand notes, collateralized debt obligations or similar securities.

2.5 Absence of Certain Changes. Since September 30, 2007 (the “Company Balance Sheet Date”), there has not occurred any state of facts, change, event, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since the Company Balance Sheet Date, as of the date hereof, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course of business and there has not occurred: (i) any acquisition, sale or transfer (including by license) of any material asset by the Company or any of its subsidiaries; (ii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation or write-down by the Company of any of its or any of its subsidiaries’ assets; (iii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the Company Capital Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of any Company Capital Stock, or any sale or issuance, or the authorization of any sale or issuance, of any Company Capital Stock or any other equity interest in the Company or any of its subsidiaries (other than the issuance of Company Options, Restricted Stock Unit Awards or Company Common Stock pursuant to the valid exercise of properly granted Company Options or in accordance with the Company ESPP); (iv) any action to amend or change the Certificate of Incorporation or Bylaws of the Company; (v) any negotiation or agreement by the Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (iv) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement); or (vi) any material loss, damage or destruction to, or any material interruption in the use of, any material assets of the Company or any of its subsidiaries (whether or not covered by insurance).

2.6 Absence of Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than (i) those reflected or reserved against in the balance sheet, including the notes thereto (the “Company Balance Sheet”), as of the Company Balance Sheet Date included in the Company Financial Statements in the Company’s Quarterly Report on Form 10-Q as filed prior to the date hereof for the period ended on the Company Balance Sheet Date, (ii) those incurred in the ordinary course of business since the Company Balance Sheet Date (none of which results from or relates to any breach of Contract, infringement of Intellectual Property or violation of Law), (iii) those incurred in connection with the execution of this Agreement or (iv) those that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect.

2.7 Litigation. Except as listed in Section 2.7 of the Company Disclosure Schedule, there is no private or governmental litigation, action, suit, proceeding, claim, arbitration, or any governmental or, to the knowledge of the Company, private investigation (each such litigation, action, suit, proceeding, claim, arbitration and investigation, a “Proceeding”), pending before any Governmental Entity or arbitral panel, foreign or domestic, or, to the knowledge of the Company, threatened against or that otherwise would bind or affect the Company, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) which, individually or in the aggregate, has had or would reasonably be expected to result in a Company Material Adverse Effect. There is no judgment, decree or order against the Company or any of its subsidiaries, or, to the knowledge of the Company, any of the Company’s or its subsidiaries’ respective directors or officers (in their capacities as such), that seeks to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Company Material Adverse Effect.

2.8 Governmental Authorization. The Company and each of its subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, franchise, variance, exemption or other authorization of a Governmental Entity (i) pursuant to which the Company or any of its subsidiaries currently operates or holds any interest in any of its properties (including all real property leased or owned by the Company or its subsidiaries and all buildings and improvements on such property) or (ii) that is required for the operation of the Company’s or any of its subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called the “Company Authorizations”), and all of such Company Authorizations are in full force and effect, other than where the failure to obtain or maintain any such Company Authorization has not had and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

2.9 Title to Personal Property. The Company and each of its subsidiaries has good and valid title to or, with respect to leased properties and assets, valid and enforceable leasehold interests in, all of their respective material tangible properties, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been made, (ii) liens arising under the terms of personal property leases to the extent relating solely to the leased property or real property leases and (iii) statutory liens and encumbrances which arise in the ordinary course of business, pledges or deposits to secure obligations under workers’ compensation laws or similar legislation and such other imperfections of title, liens and easements as in any case in this clause (iii) (individually and collectively) do not and will not in any material respect detract from or interfere with the value or use of the properties subject thereto or affected thereby, or otherwise in any material respect impair business operations involving such properties. The material plants, property and equipment of the Company and its subsidiaries that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All personal properties used in the operations of the Company and its subsidiaries are reflected in the Company Balance Sheet to the extent GAAP requires the same to be reflected.

2.10 Intellectual Property.

(a) As used in this Agreement (i) “Intellectual Property” shall mean, throughout the world, all (1) patents and patent applications (whether U.S., foreign or international), and any reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof, (2) trade secrets, know how and confidential information, including regarding Products, rights in data or databases, and inventions (3) copyrights (whether registered or unregistered and whether or not relating to a published work), and all registrations and applications therefor, and any moral rights therein, (4) industrial design rights and any registrations and applications therefor, (5) mask works and other rights relating to semiconductor design and topography, and any registrations and applications therefor, (6) all trade names, business names, trade dress, logos, registered Internet domain names, common law trademarks and service marks, registered or unregistered trademarks and service marks, and all registrations and applications therefor, and (7) any other intellectual and industrial property rights; (ii) “Use” shall mean, as appropriate to the specific form of Intellectual Property, to make, use, sell, offer to sell, import, export, distribute, copy, reproduce, disclose, display or otherwise make available to the public, modify and prepare derivatives based upon, or otherwise use such Intellectual

Property in connection with the business of the Company and its subsidiaries, including with respect to the Products; (iii) “Products” shall mean products of the Company and its subsidiaries marketed, sold or distributed by the Company or its subsidiaries as of the Closing Date and during the 24-month period preceding the Closing Date other than those products set forth on Schedule 2.10(a)(iii); (iv) “Company Intellectual Property” means the Registered Intellectual Property, and all other Intellectual Property material to the Company’s and its subsidiaries’ business, that is owned by the Company or its subsidiaries; and (v) “Technology” means all data, works, inventions, designs, code, material, know how, technology, and other information and subject matter that is the subject of, or constitutes an embodiment of, any of Intellectual Property or any portion thereof.

(b) The Company and its subsidiaries have the right, to the Company’s knowledge only with respect to Intellectual Property of the types described in Sections 2.10(a)(i)(1) and (a)(i)(4), to Use, without such Use constituting an infringement, misappropriation, or other violation of any Intellectual Property or other rights of any third party, all Intellectual Property and Technology currently used in, or necessary for the operation of, the business of each of the Company and its subsidiaries as conducted as of the Closing Date and during the 24-month period preceding the Closing Date (“Business IP”). None of the Company Intellectual Property is subject to any outstanding judicial or administrative order, decree, judgment or stipulation other than orders or decisions issued in the course of the prosecution or reexamination of such Registered Company Intellectual Property by the United States Patent and Trademark Office and/or foreign intellectual property offices.

(c) Neither the Company nor any of its subsidiaries has granted any exclusive rights or licenses with respect to the Company Intellectual Property to any party.

(d) Section 2.10(d) of the Company Disclosure Schedule lists:

(i) all issued patents, all registered trademarks, all registered trade names and domain names, all registered service marks, all registered copyrights, all registered maskworks, and all pending applications relating to any Company Intellectual Property owned by the Company or any of its subsidiaries (collectively, “Company Registered Intellectual Property”), including the jurisdictions in which each such Company Registered Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed,

(ii) all material Contracts to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is otherwise bound and pursuant to which any Person is granted any rights with respect to any Company Intellectual Property, other than implied or express licenses granted to customers of Company or any of its subsidiaries for use of, or in connection with, Products sold or distributed by the Company or its subsidiaries to such customers, including software development kit agreements with such customers (“First Party Intellectual Property Contracts”), and

(iii) all Contracts to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is otherwise bound and pursuant to which the Company or any of its subsidiaries is granted any rights or grants to any

Person any rights with respect to any Business IP licensed to the Company and/or one or more of its subsidiaries, other than: (A) any software license agreements for any third-party non-customized software that is commercially and generally made available for licensing; and (B) standard “shrink-wrap” or click-wrap end-user licenses entered into in the ordinary course of business relating to off-the-shelf software (“Third Party Intellectual Property Contracts”).

(e) None of the Company Registered Intellectual Property has been adjudged invalid or unenforceable, except with respect to those patents set forth on Schedule 2.10(e) and except with respect to all information and facts alleged or disclosed pursuant to discovery or pleadings in prior Intellectual Property litigation or the prosecution history or reexamination of Company Registered Intellectual Property, including any combination of prior art references set forth in the foregoing litigation and prosecution histories, the Company has no knowledge of any information or facts that would reasonably be expected to render any Company Registered Intellectual Property invalid or unenforceable or to adversely affect any pending applications. There are no pending Proceedings challenging the validity or enforceability or the Company’s or its applicable subsidiary’s ownership of any Company Registered Intellectual Property, except that any pending applications are the subject of normal examination proceedings by the USPTO and/or foreign patent offices.

(f) To the Company’s knowledge, during the 36-month period preceding the Closing Date, there is no, nor has there been any, infringement or misappropriation of any Company Intellectual Property, or any unauthorized use or disclosure of confidential Company Intellectual Property, including by any current or former employee or consultant of the Company or any of its subsidiaries. There are no pending Proceedings involving the Company or any of its subsidiaries with respect to any Company Intellectual Property or other Business IP licensed to the Company and/or one or more of its subsidiaries, except for any pending applications that are the subject of normal examination proceedings by the USPTO and/or foreign patent offices. Neither the Company nor any of its subsidiaries is obligated to any third party, nor has granted to any third party the right, to enforce any of (i) the Company Intellectual Property or (ii) any Business IP that is licensed to the Company and/or one or more of its subsidiaries but is exclusively licensed to the Company or any of its subsidiaries.

(g) Except as set forth in Section 2.10(g) of the Company Disclosure Schedule, and except for any effect or result that is caused by an existing outstanding judicial or administrative order, decree, judgment, stipulation or agreement of, or binding on, the Parent, the execution, delivery and performance of this Agreement by the Company and/or the consummation of the transactions contemplated hereby will not: (i) cause the material breach, modification, cancellation, forfeiture, termination, or suspension of, or acceleration of any payments, nor give rise to rights of any third party to modify, cancel, terminate, suspend, or accelerate any payments, with respect to any Material Contracts, including without limitation those Contracts described in Sections 2.10(d)(ii) and 2.10(d)(iii); (ii) encumber or adversely affect the Company’s or any of its subsidiaries’ right to Use the Company Intellectual Property, any material Business IP licensed to the Company or any of its subsidiaries, or any portion thereof in the conduct of the business of the Company or any of its subsidiaries as conducted as of the Closing Date and during the twenty-four (24) month period preceding the Closing Date; (iii) cause or obligate the Company or any of its subsidiaries to grant to any third party any previously ungranted license to any Intellectual Property owned by or licensed to the Company or any of its subsidiaries; (iv) cause the Company or any of its subsidiaries to be bound by, or subject to, any non-compete or other restriction on the operation or scope of the business of the Company or any of its subsidiaries; or (v) cause the Company or any of its subsidiaries to be contractually obligated to pay any royalties or other amounts to any third party in excess of the amounts that the Company or any of its subsidiaries would have been obligated to pay if the Company had not executed, delivered and performed this Agreement and/or consummated the transactions contemplated hereby (other than increases in royalties or other amounts caused by the status or acts of the Parent or its affiliates).

(h) Neither the Company nor any of its subsidiaries are, to the Company’s knowledge only with respect to Intellectual Property of the types described in Sections 2.10(a)(i)(1) and (a)(i)(4), infringing or misappropriating the Intellectual Property of any other Person. There are no pending Proceedings, nor has the Company or any of its subsidiaries received any notice, with respect to (i) any alleged infringement, misappropriation, or violation by the Company or its subsidiaries of the Intellectual Property of any third party, (ii) any alleged breach of any Contract by the Company or any of its subsidiaries, or (iii) any challenge regarding the validity, enforceability, or the Company’s or the applicable subsidiary’s ownership of any Company Registered Intellectual Property. Neither the Company nor any of its subsidiaries has brought any Proceeding for infringement or misappropriation of any Company Intellectual Property or breach of any license, covenant, or Contract involving Company Intellectual Property against any third party during the 36-month period preceding the Closing Date.

(i) The Company and its subsidiaries have taken reasonable and customary steps to protect and, where applicable, maintain in confidence, Intellectual Property that is material to the Company’s and its subsidiaries’ business, including obtaining from each of their respective employees and consultants appropriate confidentiality agreements between the Company (or its applicable subsidiary) and such employee or consultant, and obtaining from each of their respective employees and consultants who have been involved in the conception, development and/or creation of any Intellectual Property and appropriate Intellectual Property assignment agreements between the Company (or its applicable subsidiary) and such employee or consultant. Neither the Company nor any of its subsidiaries has published, or made available to any third party without appropriate restrictions on use and disclosure, the source code of any of the Products. Neither the Company nor any of its subsidiaries has knowledge of any infringement or misappropriation of any Company Intellectual Property, or the breach of any Contract with the Company or any of its subsidiaries, by any third party.

(j) Except as described in Section 2.10(j) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a member of or party to any patent pooling agreement, industry standards body, trade association, pursuant to the rules of which it is obligated to license any existing or future Company Intellectual Property to any Person; and none of the Company Intellectual Property has been submitted to any licensing entity, standards body or representative thereof for a determination of essentiality to or inclusion in an industry standard, nor has any request been made therefor by a third party.

(k) To the knowledge of the Company, except as described in Section 2.10(k) of the Company Disclosure Schedule, no Product materially fails to conform to the applicable warranty, or contains any material bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Product or any Product using, containing or including such Product.

(l) To the knowledge of the Company, no Company Intellectual Property which the Company maintains as a trade secret or confidential information is subject to any obligation or condition with respect to open source software (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) which requires the public disclosure or public licensing of any such Company Intellectual Property or imposes any other material restriction with respect to such Company Intellectual Property, except for such Company Intellectual Property that is described in Section 2.10(l) of the Company Disclosure Schedule.

(m) Neither the Company nor any of its subsidiaries is obligated to indemnify, defend, hold harmless or reimburse any other Person with respect to, and has not otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential infringement, misappropriation, or other violation of any Intellectual Property of any Person, other than for all indemnification obligations of the Company or its subsidiaries to their customers entered into in connection with the Products sold or distributed by the Company or its subsidiaries to such customers, including software development kits licensed to such customers, in which there is a monetary limitation of liability for such obligations which does not exceed the aggregate revenues for the sales of Products to such customers.

2.11 Environmental Matters. Neither the Company nor any of its subsidiaries is, or at any time has been, in violation of any Environmental Laws in any material respect. To the Company’s knowledge, no material expenditures are or will be required in order to comply with any Environmental Laws. As used herein, “Environmental Laws” means all Laws governing, regulating or otherwise affecting the environment, or occupational health or safety, including the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Toxic Substances Control Act and their state and local counterparts. The term “Hazardous Materials” means the existence in any form of polychlorinated biphenyls, asbestos or asbestos containing materials, urea formaldehyde foam insulation, oil, gasoline, petroleum, petroleum products and petroleum-derived substances (other than in vehicles operated in the ordinary course of business), pesticides and herbicides, and any other chemical, material or substance regulated under any Environmental Laws. The Company and its subsidiaries have operated all facilities and properties owned, leased or operated by them in material compliance with the Environmental Laws; and no Hazardous Materials have been stored, used, disposed of, treated, released or discharged by the Company or any of its subsidiaries in material violation of Environmental Laws. Neither the Company nor any of its subsidiaries has received any notice from any Governmental Entity claiming any material violation of any Environmental Law, or requiring any material work, repairs, construction, investigation, alterations, noise reduction, cleanup or installation, that has not been fully complied with; and neither the Company nor any of its subsidiaries has received any notice claiming that a release of Hazardous Materials has occurred or exists on, in or under any facility or property owned, leased or operated currently or in the past by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has in its possession any reports of environmental consultants prepared in the five-year period prior to the Execution Date and relating to the properties of the Company or its subsidiaries.

2.12 Taxes.

(a) The Company and each of its subsidiaries has timely filed all material Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All material Taxes required to have been paid by the Company or any of its subsidiaries (whether or not shown on any Tax Return) have been paid in full on a timely basis or are currently being disputed in good faith and have been fully reserved against on the Company Balance Sheet. The amount of the Company’s liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed in any material respect the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the Company Balance Sheet, as adjusted for operations and transactions in the ordinary course of business since the Company Balance Sheet Date in accordance with past custom and practice and as adjusted for any changes in Law after the Execution Date. The Company and each of its subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto. There are no liens for Taxes on the assets of the Company or any of its subsidiaries, other than liens for Taxes not yet due and payable.

(b) No Tax Return of the Company or any of its subsidiaries has been audited during the last four (4) years or is presently being audited. Neither the Company nor any of its subsidiaries has been notified formally or informally during the last twenty-four (24) months by any Governmental Entity that any of its Tax Returns may be audited or challenged.

(c) Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency, in each case, that has not previously expired.

(d) During the last three (3) years, neither the Company nor any of its subsidiaries has received written notice of any claim by a Governmental Entity in a jurisdiction in which the Company or any of its subsidiaries did not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation by such jurisdiction.

(e) Neither the Company nor any of its subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or similar Contract. Except as set forth in Schedule 2.12(e)(i), neither the Company nor any of its subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership or “disregarded entity” for U.S. federal income tax purposes. Schedule 2.12(e)(ii) sets forth the entity classification status (as well as “controlled foreign corporation”) for U.S. federal income tax purposes of each of the Company’s non-U.S. subsidiaries, and specifies whether such status is by default or by an entity classification election.

(f) The Company and its subsidiaries listed on Section 2.12(f) of the Company Disclosure Schedules constitute an affiliated group filing consolidated federal income Tax Returns. Neither the Company nor any of its subsidiaries has been a member of an affiliated group filing consolidated federal income Tax Returns other than a group the only members of which were the Company and its subsidiaries.

(g) Neither the Company nor any of its subsidiaries has become obligated to make, or will as a result of any event connected directly or indirectly with any transaction contemplated hereby become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof) nor any payment that would not be deductible by reason of Section 162(m) of the Code. There is no written or unwritten agreement, plan, or other Contract by which the Company or any of its subsidiaries are bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) Neither the Company nor any of its subsidiaries has been or, to its knowledge, will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) beginning after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger other than any such adjustments required as a result of the Merger.

(i) Neither the Company nor any of its subsidiaries has filed any disclosures under Section 6662 of the Code or a comparable provision of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Except as set forth on Schedule 2.12(i), neither the Company nor any of its subsidiaries has engaged in a “reportable transaction” within the meaning of the Treasury Regulations under Section 6011 of the Code.

(j) Neither the Company nor any of its subsidiaries is currently or has been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Neither the Company nor any of its subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the Closing Date.

(l) Neither the Company nor any of its subsidiaries has been required to include any amount in gross income under Section 951 of the Code, and, to the knowledge of the Company, neither the Company nor any of its subsidiaries will be required to do so prior to the Closing Date.

2.13 Employee Benefit Plans.

(a) Section 2.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of each pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its subsidiaries is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice or Contract, whether written or oral, formal or informal, including each such “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other such employee benefit plan, program, policy, practice or Contract, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) (i) under which any current or former employee, director, consultant or independent contractor of the Company has any present or future right to benefits and (ii) that is maintained, sponsored or contributed to by the Company or any subsidiary, or which the Company or any subsidiary has any obligation to maintain, sponsor or contribute, or (iii) with respect to which the Company or any subsidiary has any direct or indirect liability, whether contingent or otherwise (each, a “Company Plan”).

(b) The Company has provided to Parent with respect to each applicable Company Plan true and complete copies of: (i) the annual report (if required under ERISA) with respect to each such Company Plan for the last three (3) years (including all schedules and attachments); (ii) the summary plan description (if required by ERISA), together with each summary of material modification required under ERISA with respect to such Company Plan; (iii) each written Company Plan (including all amendments not incorporated into the documentation for each such plan); (iv) all trust agreements, insurance Contracts, and similar instruments with respect to each funded or insured Company Plan; (v) all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Company Plan that is subject to nondiscrimination and/or top-heavy testing; and (vi) any investment management agreements, administrative services Contracts or similar Contracts that are in effect as of the date hereof relating to the ongoing administration and investment of any Company Plan.

(c) No Company Plan is, and neither the Company nor any Person that, together with the Company or any subsidiary, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder (an “ERISA Affiliate”) thereof currently maintains, contributes to or participates in, nor does the Company or any ERISA Affiliate have any obligation to maintain, contribute to or otherwise participate in, or have any liability or other obligation (whether accrued, absolute, contingent or otherwise) under, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code. No Company Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(d) Neither the Company nor any ERISA Affiliate has ever sponsored, maintained, administered, contributed to, had any obligation to contribute to, or incurred any other liability under or with respect to any Company Plan that provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar provisions of state Law.

(e) Each Company Plan (and each related trust, insurance Contract or fund) has been maintained, funded and administered in accordance with its governing instruments and all applicable Laws including GAAP, ERISA and the Code. All payments by the Company or any ERISA Affiliate thereof required by any Company Plan, by any collective bargaining agreement or by applicable Law (including all employee and employer contributions, insurance premiums and intercompany charges) have been timely made. All unpaid amounts attributable to any such Company Plan for any period prior to the Closing Date have been or will be accrued on the Company Financial Statements in accordance with GAAP and, except to the extent of such accruals, the Company has no material liability arising out of or in connection with the form or operation of the Company Plans or benefits accrued thereunder on or prior to the Closing Date.

(f) Each Company Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has received and is entitled to rely upon a favorable determination letter or opinion letter from the Internal Revenue Service (“IRS”) with respect to such Company Plan as to its qualified status under the Code. To the knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect such determination or opinion. No Company Plan currently holds or within the past five (5) years has held securities of the Company or any ERISA Affiliate.

(g) Neither the Company nor any subsidiary is a party to, or otherwise obligated under, any Contract, plan or program that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(h) With respect to each applicable Company Plan and except as provided in Section 2.13(h) of the Company Disclosure Schedule, (i) there are no actions, suits or claims pending or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any such Company Plan or fiduciary thereto or against the assets of any such Company Plan; and (ii) there are no audits, inquiries or Proceedings pending or, to the knowledge of the Company, threatened by any governmental authority with respect to any Company Plan.

(i) Except as provided in Section 2.13(i) of the Company Disclosure Schedule, (i) each Company Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) that is not a medical expense reimbursement arrangement subject to Sections 105 and 125 of the Code and is not provided exclusively through insurance Contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any of its ERISA Affiliates is subject to a stop loss insurance policy under which the Company is an insured party, (ii) the Company has complied with all the terms of such stop loss policy and has timely paid all premiums owing with respect to such stop loss policy through the date of this Agreement, and (iii) the transactions contemplated by this Agreement will not cancel, impair or reduce amounts payable under any such stop loss insurance policy.

(j) The consummation of the transactions contemplated by this Agreement will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, any Company Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, or any other material liability for the Company or Parent.

(k) Each Company Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Surviving Corporation, any ERISA Affiliates or Parent (except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA and other than ordinary administration expenses typically incurred in a termination event). None of the Company Plans will be subject to any surrender fees, deferred sales charges, commissions or other fees upon termination other than the normal and reasonable administrative fees associated with their amendment, transfer or termination.

2.14 Certain Agreements Affected by the Merger. Except pursuant to the terms set forth in this Agreement or the terms of the Company Options, Restricted Stock Unit Awards or Company ESPP and except for payments under plans, Contracts or bonus arrangements existing on the Execution Date with respect to those Persons, in each case, as set forth in Section 2.14 of the Company Disclosure Schedule (and with respect to payments under such plans, Contracts or bonus arrangements, in the amounts for each such Person previously provided in writing to Parent), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including any severance, unemployment compensation, golden parachute or bonus payment) becoming due to any director, officer, agent or employee of the Company or any of its subsidiaries or any other third party, (ii) materially increase any benefits otherwise payable by the Company or any of its subsidiaries to their respective employees or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.15 Employee Matters.

(a) The Company and its subsidiaries have or will, as of the Effective Time, have paid all bonuses due to each of their respective employees with respect to work performed by such employee in calendar year 2007. Except for payments under plans, Contracts or bonus arrangements existing on the Execution Date and with respect to those Persons, in each case, as set forth in Section 2.14 of the Company Disclosure Schedule (and with respect to payments under such plans, Contracts or bonus arrangements, in the amounts for each such Person previously provided in writing to Parent) or as set forth on Section 2.15(a) of the Company Disclosure Schedule, (i) the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of the Company and its subsidiaries are such that their employment or engagement may be terminated at will with notice given at any time and without liability for payment of compensation or damages, (ii) there are no severance payments that are or could become payable by the Company or any of its subsidiaries to any such person under the terms of any Contract, and (iii) to the knowledge of the Company, there are no Contracts between any employee of the Company or any of its subsidiaries and any other Person that would restrict, in any manner, such Person’s ability to perform services for the Company or Parent or any of their respective subsidiaries or the right of any of them to compete with any Person or the right of any of them to sell to or purchase from any other Person.

(b) As of the Execution Date, Section 2.15(b) of the Company Disclosure Schedule lists all employees of the Company and its subsidiaries who are currently on a leave of absence (whether paid or unpaid), the reasons for such leave of absence, the expected return date and whether reemployment of each such employee is guaranteed by Contract or applicable Laws (including the Family and Medical Leave Act).

(c) All Persons classified by the Company or any of its subsidiaries as independent contractors do satisfy and have satisfied the requirements of Law to be so classified, and the Company and its subsidiaries have fully and accurately reported their respective compensation on IRS Forms 1099 when required to do so. No individual who has performed services for or on behalf of the Company or any of its subsidiaries and who has been treated by the Company or any of its subsidiaries as an independent contractor is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company or such subsidiary. Section 2.15(c) of the Company Disclosure Schedule lists, by site, all employees of the Company and its subsidiaries who have been terminated, whose work hours have been reduced, or who have otherwise experienced employment loss (as defined by the WARN Act) within 6 months prior to the date hereof.

(d) To the Company’s knowledge, neither the Company nor any of its subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Neither the Company nor any of its subsidiaries has any material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union Contract, nor does the Company know of any activities or proceedings of any labor union or organization of any such employees.

(e) To the Company’s knowledge, no third party has claimed or has reason to claim that any employee or other Person affiliated with the Company or any of its subsidiaries (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such third party; (ii) has disclosed or utilized any trade secret or proprietary information or documentation of such third party; or (iii) has interfered in the employment relationship between such third party and any of its present or former employees.

(f) As of the Execution Date, no employee with a title of Director or higher or any team (or substantial portion of the members of any team) the loss of which would be material to the operations of the Company and its subsidiaries, taken as a whole, has given notice to the Company or its subsidiaries, nor to the Company’s knowledge does any such employee or team (or substantial portion of such team) intend to terminate his or her employment with the Company or any of its subsidiaries.

2.16 Insurance. The Company has made available to Parent all material policies of insurance for the Company and each of its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. The Company does not have knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.17 Compliance With Laws. Each of the Company and its subsidiaries is, and since December 31, 2005 has been, in compliance with all applicable Laws and judgments, and to the Company’s knowledge no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under, any such applicable Law or judgment, other than such failures to comply, conditions or states of fact as have, individually or in the aggregate, not had and would not reasonably be expected to result in a Company Material Adverse Effect.

2.18 Brokers’ and Finders’ Fees. Except for its engagement letter dated November 21, 2007 with ThinkEquity Partners LLC, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby. The Company has furnished to Parent accurate and complete copies of all Contracts under which any such finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges have been paid or may become payable to, and all indemnification and other Contracts related to the engagement of ThinkEquity Partners LLC.

2.19 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting in favor of the adoption of this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any of the Company Capital Stock necessary to approve this Agreement and the transactions contemplated hereby under applicable Law and the Certificate of Incorporation and Bylaws of the Company.

2.20 Board Approval. The Board of Directors of the Company has unanimously (i) approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, (ii) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (iii) resolved to recommend adoption of this Agreement and approval of the Merger to the stockholders of the Company ((i), (ii) and (iii), collectively, the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the stockholders of the Company for their adoption. The actions taken by the Board of Directors of the Company constitute approval of the Merger, this Agreement and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the Delaware Law such that the restrictions on “business combinations” as set forth in Section 203 of the Delaware Law do not apply to this Agreement or the transactions contemplated hereby.

2.21 Customers.

(a) Section 2.21 of the Company Disclosure Schedule lists the top ten (10) customers (the “Major Customers”) of the Company and its subsidiaries as a whole in terms of gross billings during the 2007 fiscal year; and no such Major Customer has canceled or otherwise terminated or made any written threat to the Company or any of its subsidiaries to cancel or otherwise terminate its relationship with the Company or any of its subsidiaries, or at any time on or after the Company Balance Sheet Date has decreased materially its usage of the services or products of the Company, and to the Company’s knowledge, no such Major Customer intends to cancel or otherwise terminate its relationship with the Company or any of its subsidiaries or to decrease materially its usage of the services or products of the Company or any of its subsidiaries.

(b) To the knowledge of the Company, no director, officer or other affiliate of the Company or any of its subsidiaries has or has had, directly or indirectly, any material economic or beneficial interest (other than in his or her role as director or officer of the Company or any of its subsidiaries or as the holder of any Company Common Stock) in any customer or supplier of the Company or any of its subsidiaries.

2.22 Material Contracts. Except for those Contracts listed in Section 2.22 of the Company Disclosure Schedule, indicating for each Contract the applicable sub-section of this Section 2.22 (such Contracts listed or required to be listed in Section 2.22 of the Company Disclosure Schedule (or any subsection thereof), together with the Contracts listed or required to be listed in Section 2.10 and Section 2.13 of the Company Disclosure Schedule (or any subsection thereof), being collectively referred to herein as the “Material Contracts”) neither the Company nor any of its subsidiaries is a party to or bound by:

(a) any (i) continuing customer, distributor, sales, agency or manufacturer’s representative Contract, (ii) continuing consulting, joint-venture, or partnership Contract or (iii) continuing joint R&D or technology sharing arrangements involving, in the case of any such Contract or arrangement, payments to the Company or its subsidiaries of more than $250,000 in the 2007 fiscal year;

(b) any continuing Contract with vendors for the purchase of materials, supplies, equipment or services involving in the case of any such Contract (i) payments by the Company of more than $250,000 in the 2007 fiscal year or (ii) required minimum payments by the Company or its subsidiaries in any fiscal year subsequent to 2007 of more than $250,000 (excluding for purposes of this clause (ii) any such Contract that may be terminated by the Company or its subsidiaries upon notice of sixty (60) days or less without the Company or its subsidiaries incurring any liability in connection with such termination);

(c) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money or indebtedness, any currency exchange, commodities or other hedging arrangement or any leasing transaction involving payments in excess of $250,000 per year and of the type required to be capitalized in accordance with GAAP;

(d) any Contract for capital expenditures in excess of $250,000 in the aggregate or for the deferred purchase price for the purchase of any property with remaining payments in excess of $250,000 individually or $2,000,000 in the aggregate under all such Contracts;

(e) any Contract limiting, or purporting to limit, in any material respect, the freedom of the Company or its subsidiaries or affiliates at any time to engage in any line of business, to acquire any product or asset from any other Person, to sell any product or asset to, or to perform any service for, any Person, or to compete with any other Person, including any Contract providing for exclusivity or any similar requirement, granting to the other party “most favored nation” terms, or which could limit the freedom of Parent or any of its affiliates in any way with respect to the development, manufacture, marketing or distribution of their respective products or services or otherwise restricts any activity in respect of operation of their businesses;

(f) any Contract pursuant to which the Company or any of its subsidiaries is a lessor of real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such personal property contact payments by the Company of more than $250,000 per year;

(g) any Contract with any Person with whom the Company does not deal at arm’s length, including any affiliate of the Company or any of its subsidiaries;

(h) any Contract that provides for the indemnification of any officer, director or employee;

(i) any agreement of guarantee, support, assumption or endorsement of, or any similar commitment or Contract with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person in which the amount at issue is greater than $250,000 in any individual case;

(j) any joint venture or partnership Contract;

(k) any continuing Contract in effect on the date hereof with any Major Customer, other than confidentiality, secrecy or non-disclosure agreements entered into in the ordinary course of business; or

(l) any other Contract that is material to the Company and its subsidiaries, taken as a whole.

2.23 No Breach of Material Contracts. All Material Contracts conform to the written form previously provided to Parent. Each of the Company and its subsidiaries has performed all of the obligations required to be performed by it as of the Execution Date and is entitled to all benefits under, and, to the Company’s knowledge, is not alleged to be in breach or default in respect of any Material Contract, other than such failures to perform, breaches or defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Material Contracts is in full force and effect (except for those Material Contracts that expire after the Execution Date in accordance with their terms as of the Execution Date) and enforceable against the other party thereto, unamended except as provided to Parent, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or its subsidiaries or, to the Company’s knowledge, with respect to the other contracting party, that, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract or would give any Person the right to exercise any remedy, or the right to any rebate, chargeback, refund, penalty or change in delivery schedule, except to the extent such defaults, events of default, remedies, rebates, chargebacks, refunds, penalties or changes have not had and would not be reasonably expected to have a Company Material Adverse Effect.

2.24 Material Third Party Consents. Section 2.24 of the Company Disclosure Schedule lists all Contracts that require a notice of or novation or consent to the authorization, approval, execution, delivery or performance by the Company of this Agreement or the consummation of the Merger or change of control, as the case may be, prior to the Effective Time so that such Contracts remain in full force and effect after the Closing (without any changes to the terms thereof, and without giving rise to any right of termination, cancellation or acceleration or any obligation or loss of any benefit pursuant to the terms thereof) that, if not delivered or obtained, would (individually or in the aggregate) have or reasonably be expected to have a Company Material Adverse Effect.

2.25 Real Property Leases.

(a) Neither the Company nor any of its subsidiaries owns or has owned any real property. Section 2.25(a) of the Company Disclosure Schedule sets forth a list of all leases, licenses or similar Contracts to which the Company or any of its subsidiaries is a party, that are for the use or occupancy of real estate owned by a third party (“Leases”) (copies of which have previously been furnished to Parent), in each case, setting forth: (i) the lessor and lessee thereof and the commencement date and term of each of the Leases, and (ii) the street address or legal description of each property covered thereby (the “Leased Premises”). The Leases are in full force and effect in all material respects, enforceable against the other parties thereto, and have not been amended. Neither the Company nor any of its subsidiaries and, to the knowledge of the Company, no other party thereto, is in default or breach under any such Lease and no event has occurred by the Company or any of its subsidiaries that, with the passage of time or the giving of notice or both, would cause a breach of or default of the Company or any of its subsidiaries under any of such Leases, except to the extent such default would not have or would not reasonably be expected to have a Company Material Adverse Effect. Either the Company or its subsidiaries have valid leasehold interests in each of the Leased Premises.

(b) With respect to the Leased Premises,

(i) there are no pending or, to the knowledge of the Company, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof,

(ii) to the knowledge of the Company, all improvements, buildings and systems on any such parcel are in good repair and safe for their current occupancy and use,

(iii) neither the Company nor any of its subsidiaries has subleased, licensed or otherwise granted to any party or parties the right of use or occupancy of any such parcel or any portion of any such parcel, and there are no parties (other than the Company and its subsidiaries) in possession of any such parcel or any portion of any such parcel,

(iv) to the knowledge of the Company, there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein, and

(v) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the knowledge of the Company, threatened termination of such access.

2.26 Certain Payments. None of the Company, any of its subsidiaries, or any officer, director, employee, agent or representative of the Company or any of its subsidiaries has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds that was incorrectly recorded on the books and records of the Company or any of its subsidiaries, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction that they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

2.27 Proxy Statement/Proxy. The information included or incorporated by reference in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company, on the date of any amendment of supplement to the Proxy Statement and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub and relating to Parent or Merger Sub that is contained in the Proxy Statement.

2.28 Opinion of Financial Advisor. The Company has been advised in writing by its financial advisor, ThinkEquity Partners LLC, that in such advisor’s opinion, as of the date hereof, the consideration to be received by the stockholders of the Company is fair, from a financial point of view, to the stockholders of the Company, a copy of which opinion has been delivered to Parent.

2.29 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law (each, a “Takeover Statute”) is applicable to the Merger, except for such Laws as to which all necessary actions have been taken by the Company and its Board of Directors to render such Laws inapplicable to this Agreement and the transactions contemplated hereby and thereby and to permit the consummation of the Merger in accordance with the terms hereof.

2.30 Government Contracts. Neither the Company nor any of its subsidiaries is or has been a party to or bound by any Contract or subcontract where the ultimate customer is a Governmental Entity and which would subject the Company or any of its subsidiaries to procurement-related statutes or regulations.

2.31 Company Products. There is no pending or, to the knowledge of the Company, threatened, recall or investigation related to a defect of any Product sold by the Company or any of its subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1 Organization, Standing and Power. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of organization. Each of Parent and Merger Sub has the corporate power to own their respective properties and to carry on their respective businesses as now being conducted and are each duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have, or would reasonably be expected to result in, a Parent Material Adverse Effect. Parent is the owner of all outstanding shares of capital stock of Merger Sub.

3.2 Authority.

(a) Parent and Merger Sub each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, as applicable.

(b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and each constitutes the valid and binding obligations of Parent and Merger Sub enforceable against each by the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, or (ii) any material mortgage, indenture, lease, Contract or other permit, concession, franchise, license, judgment, order, decree or Law applicable to Parent, Merger Sub or their respective properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not have had and would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Except as otherwise would not be reasonably expected to have a Parent Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.2, (ii) any filings as may be required under applicable federal, state and local securities Laws and the securities Laws of any foreign country, and (iii) such filings as may be required under HSR and any other applicable antitrust or anti-competition Laws of any foreign country.

3.3 Board and Stockholder Approval. The Board of Directors of Parent has approved this Agreement. No action is necessary on the part of the stockholders of Parent in connection with this Agreement or the Merger.

3.4 Proxy Statement/Proxy. The information relating to Parent that is provided by Parent in writing for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the Effective Time, as amended or supplemented at such time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company or relating to the Company that is contained in the Proxy Statement.

3.5 Funds. Parent and Merger Sub have and, as of the Effective Time, will have sufficient funds to consummate the Merger and the other transactions contemplated hereby in accordance with the terms set forth herein and to perform their respective obligations hereunder.

3.6 Litigation. As of the date hereof, neither Parent nor Merger Sub are engaged in, or a party to, or threatened with, any civil, criminal, administrative or other similar actions, suits, claims, proceedings or other investigations before any Governmental Entity that seeks to restrain, invalidate or modify the terms or conditions of the Merger or any other transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. From the Execution Date through the earlier of the termination of this Agreement or the Effective Time, the Company shall (except as consented to in writing by Parent or as otherwise required by this Agreement) carry on its business, and cause its subsidiaries to carry on their respective businesses, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all legal requirements and the requirements of all of the Material Contracts. The Company further shall pay, and cause its subsidiaries to pay, all debts and material Taxes when due, subject to good faith disputes over such debts or Taxes, and to pay and perform, and cause its subsidiaries to pay and perform, in all material respects all other obligations when due. The Company shall use commercially reasonable efforts to preserve intact its and its subsidiaries’ present business organizations, to keep available the services of its and its subsidiaries’ present officers and key employees and to preserve its and its subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with any of them.

4.2 Restriction on Conduct of Business of the Company. From the Execution Date through the earlier of the termination of this Agreement or the Effective Time, except as set forth in Section 4.2 of the Company Disclosure Schedule, the Company shall not do, cause or permit any of the following, with respect to itself or any of its subsidiaries, without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends or other distributions by any subsidiary only to the Company or any direct or indirect wholly owned subsidiary of the Company; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (other than repurchases or redemptions of capital stock in the ordinary course of business for the purpose of applicable deductions and withholdings required by Law under Restricted Stock Unit Awards outstanding as of the Execution Date);

(c) Stock Option Plans. Except as required by written contractual agreements existing as of the Execution Date (as described or disclosed pursuant to Sections 2.2(d) or 2.15(a)), accelerate, amend or change the period of exercisability or vesting of options, securities or other rights granted under the Company Stock Option Plans or authorize cash payments in exchange for any options or other rights granted under any of the above;

(d) Material Contracts. Amend or otherwise modify or waive any of the terms of any of the Material Contracts other than in the ordinary course of business or enter into any Contract (or amend or modify any Contract to contain provisions) (i) that grants any Person exclusive rights or “most favored party” rights of any type or scope, (ii) that provides any Person with equity, as compensation or otherwise, or (iii) that contains any non-competition clauses or other material restrictions relating to its or any of its affiliates’ business activities;

(e) Issuance of Securities. Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or purchase or redeem, or propose the purchase or redemption of, any shares of its capital stock or other equity or similar interests or securities convertible into, or any subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue, any such shares, interests or other convertible securities, or grant or provide, or agree or commit to grant or provide, any Restricted Stock Unit Awards or any other benefits measured in whole or in part by the value of shares of Company Capital Stock or any other equity or similar interests in the Company or any of its subsidiaries, other than the issuance of shares of Company Common Stock pursuant to (i) the exercise of Company Options issued and outstanding on the Execution Date as described in Section 2.2 and (ii) the Company ESPP pursuant to Section 5.8(b) hereof.

(f) Intellectual Property. (i) Transfer, license or otherwise convey to any Person any Company Intellectual Property or any rights with respect to any Company Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business, (ii) fail to pay all registration, maintenance or renewal fees that must be paid by the Company or any of its subsidiaries to, or to file all documents or certificates (including any responses to office actions) that must be filed with, or to take any other actions that must be taken by the Company or any of its subsidiaries with, the relevant patent, copyright, trademark or similar authority in the United States or any foreign jurisdiction that, if not taken, will result in the abandonment of, or any other material adverse effect with respect to, any Company Registered Intellectual Property, or (iii) otherwise take or omit to take any action where such action or omission would result in the abandonment of or any other material adverse effect with respect to any Company Intellectual Property material to the operations of the Company;

(g) Exclusive Rights. Enter into or amend in any material respect any Contracts pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Company’s or its subsidiaries’ products, Technology, or Intellectual Property;

(h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole;

(i) Indebtedness. Incur any indebtedness for borrowed money under existing credit lines or otherwise, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(j) Leases. Enter into any material operating lease;

(k) Payment of Obligations. Pay, discharge, waive, settle or satisfy, except in the ordinary course of business for amounts that, together with related amounts, are not in excess of $250,000, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), except for payment of legal, accounting and banking fees in connection with this Agreement and the transactions contemplated hereunder;

(l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business in amounts that, together with all other such expenditures, additions and improvements, are not in excess of $250,000;

(m) Accounts. Change in any material respect the terms of any of its accounts or other payables or receivables, or take any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts or receivables, or fail (other than in the ordinary course of business) to maintain current levels of inventory;

(n) Other Expenses. Except in the ordinary course of business, commit to or incur any other expenses (excluding discharge of indebtedness that is addressed in (k) above and capital expenditures that are addressed in (l) above) in an amount in excess of $250,000, and except for payment of legal, accounting and banking fees in connection with this Agreement and the transactions contemplated hereunder;

(o) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(p) Termination or Waiver. Terminate or waive any right of any material value to the Company or any of its subsidiaries;

(q) Employee Benefit Plans; New Hires; Pay Increases. (i) Adopt or amend any Company Plan (or any plan or arrangement that would be a Company Plan if in effect on the Execution Date) or any other employee benefit or stock purchase or option plan, except as required under ERISA or as necessary to maintain the qualified status of such plan under the Code; (ii) hire any new officer level employee, or, except in the ordinary course of business, hire any other employee; (iii) increase the compensation (including salary, bonuses, commission and all other forms of remuneration) of any employee, officer, director, consultant or contractor; or (iv) grant or pay any bonuses (other than the “Deal Bonuses” previously provided to Parent in writing), benefits or other forms of direct or indirect compensation (provided that the Company may pay in the ordinary course of business benefits and compensation other than bonuses in amounts not in excess of the corresponding 2007 amounts) to any employee, officer, director, consultant or contractor;

(r) Severance Arrangements. Grant any severance or termination pay to any director, officer or any employee, except for payments made pursuant to the Company’s existing severance policies and written agreements outstanding on the Execution Date and described in Section 2.13(a) of the Company Disclosure Schedule;

(s) Lawsuits. Commence a lawsuit, other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(t) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(u) Taxes. Other than as required by GAAP or other applicable Law or regulation, (i) make or change any material election in respect of Taxes, (ii) adopt or change any accounting method in respect of Taxes, (iii) file any material Tax Return or amendment thereto, (iv) enter into any closing agreement, (v) settle any material claim or assessment in respect of Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(v) Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by GAAP;

(w) Employment Termination. Effect a plant closing, mass layoff, or other action requiring a notification to any Person under the WARN Act, or terminate the employment of, reduce the work hours of or otherwise cause an employment loss (as defined by the WARN Act) by, any employee or other individual; or

(x) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (w) above.

4.3 Acquisition Proposals.

(a) Except as expressly permitted by this Section 4.3, from the Execution Date through the earlier of the termination of this Agreement or the Effective Time the Company shall not, and the Company shall not permit or authorize any of its subsidiaries or any of the officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives (collectively, “Representatives”) of the Company or its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (provided that supplying nonpublic information in the ordinary course of business shall not be prohibited) the making, submission or announcement of any inquiry or proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal, or (ii) engage in, continue or otherwise participate in any negotiations or discussions regarding, disclose any information or data relating to (except as to the existence of these provisions), or afford access to the properties, books or records of the Company or any of its subsidiaries with respect to, any inquiry or proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal, or (iii) otherwise knowingly facilitate the making, submission or announcement of any Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.3(a) by any Representative of the Company or its subsidiaries shall be deemed to be a breach of this Section 4.3(a) by the Company.

(b) Notwithstanding anything to the contrary contained in Section 4.3(a), during the period beginning on the Execution Date and continuing until 11:59 p.m., Central Standard Time, on March 4, 2008 (the “Solicitation Period”), the Company, its

subsidiaries and its and their respective Representatives shall be permitted to, directly or indirectly: (i) solicit, initiate, encourage and facilitate the making or submission of any Takeover Proposals, and (ii) engage in and otherwise participate in discussions and negotiations regarding, and furnish information with respect to, and take any other action to facilitate inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, a Takeover Proposal; provided that the Company shall not, and shall cause its subsidiaries and its and their respective Representatives not to, provide any non-public information with respect to the Company or any of its subsidiaries to any Person unless (x) the Company first receives from such Person an executed confidentiality agreement, the terms of which are at least as restrictive as the terms contained in the Non-Disclosure Agreement and do not prohibit the Company’s compliance with the terms hereof, and (y) promptly upon (and in any event within 24 hours of) furnishing to any such Person any non-public information that has not been previously furnished to Parent, the Company furnishes Parent such non-public information. Any Person with whom the Company, its subsidiaries or its or their respective Representatives engage in any of the actions described in clause (i) or (ii) above shall be referred to herein as a “Solicited Person”.

Subject to Section 4.3(c), upon expiration of the Solicitation Period, the Company shall: (i) immediately cease or cause to be immediately ceased any existing solicitation, encouragement, facilitation, discussion, negotiation or other action permitted by this Section 4.3(b) conducted by the Company, its subsidiaries or any of its and their respective Representatives and (ii) request the prompt return or destruction of all confidential information previously furnished to any Solicited Person at any time or any other Person solicited or contacted within 90 days prior to the Execution Date, in each case to the extent furnished in connection with the solicitation, discussion or negotiation of a Takeover Proposal. The Company shall not at any time, during or after the Solicitation Period, terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Takeover Proposal, and shall during all such times use reasonable best efforts to enforce the provisions of any such agreement; provided that if the Company’s consent is sought by a party subject to a standstill agreement to make a Takeover Proposal solely to the Company Board in a nonpublic manner, the Company may provide such consent to the making of such Takeover Proposal in such manner (so long as the Company complied with Section 4.3(a) with respect to such Takeover Proposal and all other terms and conditions of this Agreement continue to apply with respect to such Takeover Proposal). The Company further shall not at any time prior to the earlier of the Effective Time or the termination of this Agreement, whether during or after the Solicitation Period, take any action to exempt any Person (other than Parent and Merger Sub and their affiliates) from the restrictions contained in Section 203 of the Delaware Law or any other Takeover Statute.

(c) Notwithstanding anything to the contrary in this Agreement, prior to the time, but not after, the Requisite Stockholder Approval is obtained, the Company, in response to a bona fide written Takeover Proposal that was not solicited in any manner on or after the Execution Date (or in the case of a Takeover Proposal from a Solicited Person was solicited only in compliance with, and only to the extent permitted by, Section 4.3(b)) and that did not result from any breach in any material respect of this Section 4.3, may (A) provide information regarding the Company and its subsidiaries in response to a request therefor by the Person making such Takeover Proposal, but only if (x) the Company first receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Non-Disclosure Agreement and that do not prohibit the Company’s compliance with the terms hereof, and (y) the Company promptly (and in any event within 24 hours) discloses (and, if applicable, provides copies of) any such non-public information to Parent to the extent not previously provided to Parent; and (B) engage or participate in discussions or negotiations with such Person regarding such Takeover Proposal, but in the case of both clause (A) and (B) above only if and to the extent that, prior to taking any such action, (x) the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such actions are necessary to comply with the directors’ fiduciary duties under applicable Law and (y) the Board of Directors of the Company has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Takeover Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

(d) Except as permitted in the following paragraph, the Company’s Board of Directors and each committee thereof shall not: (1) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation, or approve, endorse or recommend, or propose to approve, endorse or recommend, any Takeover Proposal; or (2) except as expressly permitted by, and after compliance with, Section 7.1(a)(vi)(B), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (other than a confidentiality agreement referred to in Section 4.3(b) or (c) entered into in compliance with Section 4.3(b) or (c)) relating to or intended to or that could reasonably be expected to lead to any Takeover Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Stockholder Approval is obtained, the Board of Directors of the Company may, in response to a Superior Proposal made after the Execution Date that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, withhold, withdraw, qualify or modify the Company Board Recommendation or approve, recommend or otherwise declare advisable such Superior Proposal; provided that the Company shall not have violated in any material respect any of the terms of this Section 4.3 or Sections 5.1 and 5.2 and that before and as a condition to taking any such action, (i) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary obligations under applicable Law, (ii) the Company notifies Parent, in writing and at least four (4) business days before doing so, of its intention to take such action, attaching to such notice the most current version of such Superior Proposal, (iii) Parent fails to make, within four (4) business days of receipt of such written notification, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the Company Stockholders from a financial point of view as such Superior Proposal, and (iv) concurrently with taking such action, the Company terminates this Agreement pursuant to Section 7.1(a)(vi)(B) and pays to Parent the Termination Fee Amount. The Company shall make its senior executives available for discussions with Parent and otherwise shall negotiate in good faith with Parent with respect to the terms and conditions of this Agreement and the Merger during such four (4) business day period. Any material amendment to any Takeover Proposal will be deemed to be a new Takeover Proposal for purposes of this Section 4.3(d), including with respect to the notice period referred to in this Section 4.3(d).

(e) Notwithstanding anything herein to the contrary (but subject to the Company’s right to terminate this Agreement pursuant to Section 7.1), the Company shall in all events call, give notice of, convene and hold the Company Stockholders Meeting and allow the Company Stockholders to vote on the Merger and transactions contemplated hereby, unless this Agreement shall have been terminated pursuant to Section 7.1 and the Company shall have paid to Parent all amounts then payable to Parent pursuant to Section 7.3(b). The Company shall not submit to the vote of the Company Stockholders any Takeover Proposal, or propose to do so, prior to termination of this Agreement.

(f) Except as prohibited by the terms effective as of the Execution Date of the confidentiality agreements executed by the Company or its subsidiaries prior to the Execution Date, the Company shall (i) notify Parent promptly, but in no event later than 24 hours, after receipt by it or any of its Representatives, of any Takeover Proposal (or any notice from any Person that such Person is considering making a Takeover Proposal) or any request or inquiry that is reasonably likely to relate to a Takeover Proposal, including any request for non-public information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries, which notice shall include a true and complete copy of such Takeover Proposal or notice, request or inquiry, if it is in writing, or a summary thereof, if it is not in writing, and in any event shall include the terms and conditions of the Takeover Proposal and the identity of the Person making such Takeover Proposal or notice, request or inquiry; and (ii) keep Parent informed on a daily basis in all material respects of the status and details of, and promptly (and in any event within 24 hours) respond to all inquiries from Parent relating to, any such Takeover Proposal or such notice, request or inquiry, and provide to Parent promptly (and in any event within 24 hours) upon receipt of all documents and correspondence exchanged between the Company or any of its Representatives and the Person making such Takeover Proposal or notice, request or inquiry. In addition, the Company shall provide Parent: (i) with at least 48 hours prior written notice (or such lesser prior notice as provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider a Takeover Proposal or any related notice or inquiry; and (ii) with at least three (3) business days prior written notice (or such lesser prior notice as provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to recommend a Superior Proposal to its stockholders, and together with such notice provide a copy of drafts of definitive documentation relating to such Superior Proposal.

(g) Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company’s Board of Directors, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided that in no event shall the Company or the Board of Directors of the Company take any action prohibited by Section 4.3(d); and provided, further, that if such disclosure does not reaffirm the Company Board Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a change in the Company Board Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 7.1(a)(v)(C).

(h) For purposes of this Agreement, “Takeover Proposal” means any inquiry, offer or proposal for or relating to or any indication of interest in (whether written or oral) any transaction or series of related transactions involving: (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries, (ii) the acquisition in any manner, directly or indirectly, of 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its subsidiaries, or (iii) the acquisition in any manner, directly or indirectly (including any lease or license), of 15% or more of the consolidated total assets of the Company and its subsidiaries, in each case other than the transactions contemplated by this Agreement; provided that a Takeover Proposal shall not include the transaction set forth on Section 4.3(h) of the Company Disclosure Schedule (but such transaction is expressly subject to Sections 4.2(h) and 4.2(x), and the parties acknowledge and agree that as to such transaction, Parent may, in its absolute discretion, withhold the consent required under Section 4.2).

(i) For purposes of this Agreement, “Superior Proposal” means a bona fide written Takeover Proposal that did not result from any breach of Section 4.3 made by a third party to acquire all or substantially all the assets (on a consolidated basis) of the Company or all (but not less than all) of the outstanding voting securities of the Company with respect to which the Company’s Board of Directors has determined in good faith (after consultation with its financial advisors and outside legal counsel) is both (x) more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement and (y) reasonably likely to be consummated without undue delay, taking into account, with respect to (x) and (y), among other things, all legal, financial (including the effect of any termination fee), regulatory aspects of the proposal, timing, approvals and consent requirements, any financing conditions or contingencies, and other aspects of the Takeover Proposal and the Person making the Takeover Proposal.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement. As soon as reasonably practicable (and in any event within twenty (20) business days) after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement that complies in form with applicable SEC requirements, for use in connection with the solicitation of proxies from the Company Stockholders in favor of the adoption of this Agreement and the approval of the Merger at the Company Stockholders Meeting (as may be amended or supplemented from time to time, the “Proxy Statement”). If, at any time prior to the Company Stockholders Meeting, any event or information should be discovered by the Company that should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. The Company shall (i) give Parent a reasonable prior opportunity to comment on any filing of or amendment or supplement to the Proxy Statement and on any comments by the SEC and (ii) include in such document or response all comments reasonably proposed by Parent. The Company shall promptly advise Parent of any oral or written requests for amendment of the Proxy Statement or information with respect thereto or comments thereon by the SEC, and shall consult with Parent prior to making any responses thereto. The Company shall respond promptly and in good faith to all comments from the SEC and shall otherwise use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable. Subject to Section 4.3, the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. The Company shall cause the Proxy Statement, at the time that it is mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, to comply with applicable SEC requirements and to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that the Company makes no covenant with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent for inclusion or incorporation for reference therein.

5.2 Meeting of Stockholders. The Company shall take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of the Company Stockholders at which such stockholders will consider and vote on a proposal to adopt this Agreement and approve the Merger (the “Company Stockholders Meeting”) as promptly as practicable after the Execution Date, and in any event (to the extent permissible under applicable Law) within twenty (20) business days after the date upon which the Proxy Statement is first mailed to the Company Stockholders. The Company shall mail the Proxy Statement to the Company Stockholders within five (5) days after the date on which the SEC has indicated its clearance of the Proxy Statement. The Company shall also consult with Parent regarding the date of the Company Stockholders Meeting and, except as may be required by applicable Law, shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders Meeting without the consent of Parent unless this Agreement is first terminated pursuant to Article VII. Subject to Section 4.3, the Company shall use reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and the approval of the Merger, and shall take all other action required by the rules of the NASDAQ GlobalSelect Market, the Delaware Law and all other applicable Law to secure the vote or consent of the Company Stockholders to effect the Merger. Unless this Agreement has been terminated in accordance with Section 7.1, the obligation of the Company to hold the Company Stockholders Meeting shall not be limited or otherwise affected by any change in the Company Board Recommendation or by the commencement of any offer or other transaction relating to any Takeover Proposal.

5.3 Access to Information; Notice of Certain Matters.

(a) Upon reasonable notice, the Company shall afford Parent and its accountants, counsel and other representatives reasonable access during the period prior to the Effective Time or the earlier termination of this Agreement; provided that such access does not unreasonably disrupt the day-to-day operation of the Company, to (i) all of the Company’s properties, books, Contracts and records, and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b) The Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during the period prior to the Effective Time, to all Tax Returns of the Company and its subsidiaries and other records and workpapers relating to Taxes.

(c) Subject to compliance with applicable Law, from the Execution Date until the Effective Time or the earlier termination of this Agreement, the Company and Parent shall confer on a regular basis to report operational matters of materiality and the general status of ongoing operations of the Company.

(d) During the period from the Execution Date and prior to the Effective Time or the earlier termination of this Agreement, the Company shall promptly notify Parent in writing of the discovery by the Company:

(i) of any event, condition, fact or circumstance that causes, caused, constitutes or constituted a breach in any material respect of any representation or warranty made by the Company in this Agreement or any other agreement contemplated hereby;

(ii) of any material breach of any covenant or obligation by the Company;

(iii) of any event, condition, fact or circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this Article V or Article VI impossible or unlikely; and

(iv) of any other event, condition, fact or circumstance that is, or could reasonably be expected to be, materially adverse (individually or in the aggregate) to the Company or its business, operations or condition, including any notice or other communication from any major customer or major supplier to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with the Company or any of its subsidiaries.

(e) The Company shall promptly advise Parent, in writing, of any pending or, to the knowledge of the Company, threatened Proceeding against the Company and/or its directors relating to the transactions contemplated hereby, keep Parent fully informed regarding any such Proceeding, give reasonable consideration to any advice from Parent with respect to such Proceeding and give Parent the opportunity to participate in the defense or settlement of any such Proceeding, and no such Proceeding shall be settled without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(f) On or prior to the Closing Date, the Company shall amend Section 2.10(d) of the Company Disclosure Schedule to list all registration, maintenance or renewal fees that must be paid by the Company or any of its subsidiaries during the three–month period following the Closing Date to, and all documents that must be filed within the three-month period following the Closing Date with, the relevant patent, copyright, trademark or similar authority in the United States or any foreign jurisdiction, and all other actions that must be taken by the Company or any of its subsidiaries, that, if not taken, will result in the abandonment of or any other material adverse effect with respect to any Company Registered Intellectual Property or any Business IP that is not Company Intellectual Property with respect to which the Company or any of its subsidiaries has prosecution and/or maintenance rights or obligations.

(g) Prior to the Closing Date, the Company shall provide to Parent written evidence of an assignment of assignor’s interest filed with the USPTO for each pending patent application identified on Section 5.3(g) of the Company Disclosure Schedule; provided that the parties agree that, if despite the Company’s commercially reasonable efforts to do so, the Company fails to provide such written evidence with respect to assignments of ten or fewer of such patent applications, the Company will not be in material breach of this Section 5.3(g).

5.4 Confidentiality. The parties acknowledge that Parent and the Company have previously executed a Non-Disclosure Agreement dated January 25, 2007 (the “Non-Disclosure Agreement”), which Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms.

5.5 Public Statements and Disclosure. The Company and Parent shall consult with each other before issuing any press releases or otherwise making any public statements or other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue a press release or make any statements or disclosures without the prior written approval of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange; provided that no such consultation or approval shall be required to make any disclosure or otherwise take any action permitted by the terms of Section 4.3.

5.6 Consents; Cooperation.

(a) Each of Parent and the Company shall promptly apply for or otherwise seek, and use their respective commercially reasonable efforts to obtain, all consents, waivers and approvals, and other actions or nonactions, and to give all necessary notices to, Governmental Entities and other Persons, required to be obtained or made by it for the consummation of the Merger, including those required under HSR and under any of their respective material Contracts. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other applicable antitrust or anti-competition Laws of any foreign country.

(b) Each of Parent and the Company shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws, Orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and the Company decide that litigation is not in their respective best interests. Each of Parent and the Company shall use their respective commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), Parent and Merger Sub shall not be required to, and the Company and its subsidiaries shall not without the written consent of Parent, divest or hold separate, or enter into any licensing arrangement with respect to, any of its or its subsidiaries’ businesses, product lines or assets or to take or agree to take any other action or agree to any limitation with respect to any of its or its subsidiaries’ businesses (in each case including the Company and its subsidiaries).

(d) The Company shall use commercially reasonable efforts to furnish Parent, on or prior to the Closing Date, with evidence of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under the Contracts of the Company set forth, or required to be set forth, on Section 2.24 of the Company Disclosure Schedule.

5.7 Legal Requirements. Each of Parent and the Company shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

5.8 Employee Benefit Plans.

(a) Section 16. The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the Company Options in the Merger.

(b) Company ESPP. The current offering period in progress under the Company ESPP shall be accelerated to the first business day immediately following the Execution Date (the “Final Purchase Date”) and any purchase rights held by a participant in the Company ESPP who has not withdrawn from the Company ESPP and whose participation in the current offering has not otherwise terminated prior to the Final Purchase Date shall be automatically exercised on the Final Purchase Date, using only those participants’ payroll deductions accumulated through the last day of the payroll period ending prior to the Execution Date. The Company ESPP will then be suspended so that on and after the Final Purchase Date no new offering periods (as defined in the Company ESPP) shall commence and no new participants shall enroll in the Company ESPP pending termination of the Company ESPP immediately prior to the Effective Time. At the Effective Time, shares of Company Common Stock purchased on the Final Purchase Date will be subject to the provisions of Section 1.6(a) of this Agreement. Parent shall cause the Surviving Corporation to pay amounts withheld for withholding Taxes, if any, promptly to the appropriate Governmental Entity. Parent shall cause the Surviving Corporation to promptly return to participants their respective accumulated payroll contributions not applied to the purchase of Company Common Stock under the Company ESPP, if any. The Company shall take all actions necessary to terminate the Company ESPP immediately prior to the Effective Time.

(c) Employee Plans.

(i) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its subsidiaries who continue employment with the Surviving Corporation or its subsidiaries (the “Continuing Employees”) will, to the extent permitted by applicable Law, be provided with retirement and welfare benefits (other than equity based benefits) under employee benefit plans that are substantially similar in the aggregate to those currently provided by Parent to its similarly situated employees. Parent shall use commercially reasonable efforts to cause any employee benefit plans in which Continuing Employees become entitled to participate to take into account for purposes of eligibility and vesting thereunder, except to the extent it would result in a duplication of benefits, service by employees of the Company and its subsidiaries as if such service were with Parent, to the same extent that such service was credited under a comparable Company Plan. With respect to any “employee welfare benefit plans” (within the meaning of Section 3(1) of ERISA) maintained by Parent and in which Continuing Employees become entitled to participate on or after the Effective Time (collectively, the “Parent Welfare Plans”), subject to the consent of any applicable insurance carrier, Parent shall or shall cause its applicable subsidiaries to, use its commercially reasonable efforts to (i) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each such Continuing Employee under any Parent Welfare Plan, and (ii) provide credit to each such Continuing Employee for any co-payments, deductibles and out-of-pocket expenses paid by such employee under the Company Plans during the relevant plan year, up to and including the Effective Time; provided, that Parent’s obligations under this Section 5.8(c)(i) shall be contingent on the Company’s timely provision of a complete and accurate listing of such expenses incurred by the Continuing Employees from January 1, 2008 (or, if earlier, the first day of the applicable plan year or years) through the date on which their participation in the Parent Welfare Plans commences. Notwithstanding the foregoing, nothing contained in this Agreement shall (1) be treated as an amendment of any particular Company Plan, or limit in any way the ability of Parent or any of its subsidiaries or affiliates (including after the Effective Time the Surviving Corporation and its subsidiaries) to amend or terminate any particular Company Plan, (2) give any employee of the Company or any of its subsidiaries or any other third party any right to enforce the provisions of this Section 5.8 or (3) obligate Parent, the Surviving Corporation or any of their affiliates to (x) offer or maintain any particular benefit plan or type of compensation or employee benefit or (y) continue the employment of any particular employee.

(ii) Prior to the Effective Time, if requested by Parent, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (1) cause to be amended the employee benefit plans and arrangements of it and its subsidiaries to the extent necessary to provide that no employees of Parent and its subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such subsidiary explicitly authorizes such participation and (2) cause the Company’s 401(k) Plan and any other Company Plans specified by Parent to be terminated effective immediately prior to the Effective Time. If Parent requests that any of the Company Plans be terminated, the Company shall adopt resolutions and shall take all other actions necessary to effect the termination of any such plans, to be effective immediately prior to the Effective Time, and shall provide to Parent executed resolutions by the Board of Directors of the Company authorizing the termination of any such plans.

5.9 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its subsidiaries to, honor and fulfill in all respects the obligations of the Company and its subsidiaries under any and all indemnification agreements disclosed in Section 2.22 of the Company Disclosure Schedule between the Company or any of its subsidiaries and any of its current or former directors and officers (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its subsidiaries to) cause the certificate or articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable to the beneficiaries thereof as the indemnification and exculpation provisions contained in the certificate or articles of incorporation and bylaws (or other similar organizational documents) of the Company and its subsidiaries immediately prior to the Effective Time, and, during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable Law.

(b) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect an officers’ and directors’ liability insurance policy (the “D&O Policy”) in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by such policy of the Company as in effect on the date hereof on terms that in the aggregate are no less favorable to such Persons than those of such policy of the Company as in effect on the date hereof, which policy may be a “tail” or “runoff” policy; provided that, in satisfying their obligations under this Section 5.9(b), Parent and Surviving Corporation shall not be obligated to pay annual premiums in excess of 150% of the Annual Premium or a premium for the tail or runoff policy in excess of 400% of the Annual Premium; provided, however, that if Parent and the Surviving Corporation would otherwise be required to expend more than 150% of the Annual Premium for an annual policy or more than 400% of the Annual Premium for such a tail or runoff policy, then they shall obtain as much comparable insurance as possible for an annual premium equal to 150% of the Annual Premium or a premium equal to 400% of the Annual Premium, as the case may be.

Notwithstanding the foregoing, prior to the Effective Time, the Company may purchase a directors’ and officers’ liability insurance tail or runoff insurance program, in form and substance reasonably satisfactory to Parent, effective as of the Effective Time, covering a period of six (6) years from and after the Effective Time with respect to acts or omissions occurring on or prior to the Effective Time; provided that the premium for such coverage shall not exceed 400% of the Annual Premium. In the event that the Company purchases such a “tail” or “runoff” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such tail or runoff policy in full force and effect in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.9(b) for so long as such tail or runoff policy shall be maintained in full force and effect. The Company represents to Parent that the amount per annum the Company paid for the D&O Policy for the period from October 18, 2007 to October 18, 2008 (the “Annual Premium”) is as set forth in Section 5.9(b) of the Company Disclosure Schedule. Neither Parent or the Company shall be deemed in breach of their obligations to maintain any insurance policy pursuant to this Section 5.9(b) as to any Indemnified Party that is denied coverage under such insurance policy by the issuer or underwriter thereof as a result of any act or omission of an Indemnified Person in connection with the application for such insurance policy or any claim thereunder.

(c) Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” or “runoff” policy referred to in Section 5.9(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.9, with full rights of enforcement as if a party hereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” or “runoff” policy referred to in Section 5.9(b) (and their heirs and representatives)) under this Section 5.9: (i) shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its subsidiaries, or applicable Law (whether at law or in equity) and (ii) shall be binding upon all assigns of all or substantially all of the business of the Company or the Surviving Corporation and the successors of the Company and the Surviving Corporation.

5.10 Takeover Statutes. If any Takeover Statute shall become applicable to the transactions contemplated by this Agreement, the Company and the members of the Board of Directors of the Company shall grant all such approvals and use reasonable best efforts to take all such actions as are necessary so that the Merger and the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

5.11 Notices. The Company shall give all notices and other information required to be given to the employees of the Company and its subsidiaries, any collective bargaining unit representing any group of employees of the Company or any of its subsidiaries, if applicable, and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable Law in connection with the transactions provided for in this Agreement.

5.12 Further Assurances. Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO THE MERGER

No party may refuse to close as to any condition that remains unsatisfied where such party’s failure to fulfill its obligations under this Agreement shall have been the cause of, or resulted in, such condition’s not being satisfied; provided that no party shall be obligated to close in the absence of fulfillment of any such condition, where a closing without fulfillment of such condition would result in a violation of applicable Law.

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall be in effect that has the effect of preventing the consummation of the Merger, nor shall any Proceeding brought by a Governmental Entity that has jurisdiction over the Company or Parent or any of their respective affiliates seeking any of the foregoing be pending.

(c) No Illegality. No Law or Order shall have been enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal.

(d) Governmental Approval. Parent, Merger Sub and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary to consummate the Merger, including such approvals, waivers and consents as may be required under HSR.

6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, by the Company:

(a) Representations, Warranties and Covenants.

(i) The representations and warranties of Parent set forth in this Agreement shall be true and correct on and as of the Execution Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except to the extent that any such representation and warranty of Parent speaks specifically as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except in each case where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect.

(ii) Parent shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by Parent as of the Closing Date.

(b) Certificate of Parent. The Company shall have received a certificate executed on behalf of Parent by an authorized officer to the effect set forth in Section 6.2(a).

6.3 Additional Conditions to the Obligations of Parent. The obligation of Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, by Parent:

(a) Representations, Warranties and Covenants.

(i) The representations and warranties of the Company (A) set forth in Sections 2.2 and 2.18 shall be true and correct as of the Execution Date and as of the Closing Date with the same effect as though made as of the Closing Date, other than any failure to be true and correct that individually or in the aggregate would not cause the aggregate of the amount of (x) net merger consideration (which term includes any amounts payable by Parent, the Surviving Corporation or the Company under Article I, Section 5.8(b) or, with respect to any equity interests (or phantom equity) of the Company not expressly provided for in Article I or Section 5.8(b), applicable Law or Contract, net of the exercise price or purchase price for any applicable Company Options, Restricted Stock Unit Awards, rights under the Company ESPP, or other equity interests or phantom equity) and (y) any brokers’ or finders’ fees to increase by more than $250,000, and (B) set forth in Section 2.4(h) and in the first sentence of Section 2.5 shall be true and correct as of the Execution Date and as of the Closing Date with the same effect as though made as of the Closing Date, in each case, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. All other representations and warranties of the Company contained herein (and, for these purposes, those portions of the representations and warranties in Section 2.2 that are not applicable to determining the merger consideration as described in the parenthetical in clause (x) of the preceding sentence) shall be true and correct, in each case as of the Execution Date and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent that any such representation and warranty speaks specifically as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect (it being understood that, for purposes of this second sentence of this Section 6.3(a)(i), all “Company Material Adverse Effect” and other materiality qualifications with respect to individual representations and warranties shall be disregarded).

(ii) The Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by the Company as of the Closing Date.

(b) No Company Material Adverse Effect. Since the Execution Date, there shall not have occurred any state of facts, change, event, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect that has not been remedied or otherwise cured.

(c) Certificate of the Company. Parent shall have received a certificate executed on behalf of the Company by its chief executive officer and chief financial officer to the effect set forth in Sections 6.3(a) and 6.3(b).

(d) Third Party Consents. Consents (in form and substance reasonably satisfactory to the Parent) from the counter-parties to each of the Contracts listed on Section 6.3(d) of the Company Disclosure Schedule shall have been obtained by the Company or the relevant subsidiary of the Company that is party to such Contract.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.

(a) At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, this Agreement may be terminated with any termination by Parent also being an effective termination by Merger Sub:

(i) by mutual written consent duly authorized by each party’s Board of Directors;

(ii) by either Parent or the Company, if the Closing shall not have occurred on or before July 1, 2008; provided that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose action or failure to act has been the principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(iii) by either Parent or the Company, if the Requisite Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or any postponement or adjournment thereof at which a vote on the adoption of this Agreement was taken;

(iv) by either Parent or the Company, if (x) any permanent injunction or other Order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or (y) any Law or Order shall have been enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal;

(v) by Parent, if

(A) the Company shall breach any representation, warranty, obligation or agreement hereunder, or any representation or warranty of the Company hereunder shall have been inaccurate (other than a breach of Section 4.3 that is specifically addressed in subsection (B) below), in any case such that the conditions to Parent’s obligation to close the Merger set forth in Section 6.3(a) would not be satisfied at the Closing and such breach shall not have been cured within ten (10) business days of receipt by the Company of written notice of such breach; provided that the right to terminate this Agreement by Parent under this Section 7.1(a)(v)(A) shall not be available to Parent if Parent is at such time in breach of this Agreement; or

(B) the Company or any of its subsidiaries or their respective officers, directors, employees or other Representatives have materially breached or materially violated Section 4.3 hereof; or

(C) the Board of Directors of the Company shall have (w) changed, qualified or withdrawn the Company Board Recommendation in a manner adverse to Parent, (x) failed to include the Company Board Recommendation in the Proxy Statement, (y) recommended, approved, endorsed (or proposed to recommend, approve or endorse), accepted or agreed to a Takeover Proposal, or (z) resolved to take any of the actions referenced in the foregoing clauses (w) – (y), inclusive; or

(D) a tender offer or exchange offer for outstanding shares of the Company Common Stock shall have been publicly disclosed (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company either (A) at any time recommends that the Company Stockholders tender their shares in such tender or exchange offer or (B) does not, prior to the earlier of (x) the date immediately prior to the date of the Company Stockholders Meeting and (y) the tenth (10th) business day after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, recommend unequivocally against acceptance of such offer; or

(vi) by the Company:

(A) if Parent shall breach any representation, warranty, obligation or agreement hereunder, or any representation or warranty of Parent hereunder shall have been inaccurate, such that the conditions to the Company’s obligation to consummate the Merger set forth in Section 6.2(a) would not be satisfied at the Closing and such breach shall not have been cured within ten (10) business days of receipt by Parent of written notice of such breach; provided that the right to terminate this Agreement by the Company under this Section 7.1(a)(vi)(A) shall not be available to the Company if the Company is at such time in breach of this Agreement; or

(B) in order to enter into a binding definitive agreement with respect to a Superior Proposal or to take the actions permitted by the second paragraph of Section 4.3(d) (but subject to compliance with the terms of Section 4.3(d)); provided that (1) the Company has not breached in any material respect the terms of Section 4.3 with respect to such Superior Proposal, (2) the Company’s Board of Directors has determined in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary obligations under applicable Law, and authorized the Company to enter into a definitive agreement in respect of such Superior Proposal or take such action, (3) the Company shall have given Parent at least four (4) business days prior written notice of its intention to enter into such binding definitive agreement or take such action, as contemplated by Section 4.3(d), accompanied by a correct and complete copy of such binding definitive agreement and all annexes thereto and all other material documents relating thereto and Parent has not made an offer that the Company’s Board of Directors determines in good faith, after consultation with its financial advisor and its outside legal counsel, is at least as favorable to the Company Stockholders as such Superior Proposal within such four (4) business day period, and (4) concurrently with the termination of this Agreement, the Company pays to Parent the Termination Fee Amount set forth in Section 7.3(f) and enters into such binding definitive agreement.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or affiliates; provided that, notwithstanding the above, (i) the provisions of Section 5.4 (Confidentiality), this Section 7.2, Section 7.3 (Expenses and Termination Fees) and Section 8.8 (Governing Law; Jurisdiction and Venue; Waiver of Jury Trial) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out of pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s security holders (taking into consideration relevant matters, such as other combination opportunities) which shall be deemed in such event to be damages of such party) for any willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Non-Disclosure Agreement, all of which shall survive termination of this Agreement in accordance with their terms.

7.3 Expenses and Termination Fees.

(a) Subject to the terms of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

(b) The Company shall pay Parent a cash fee of $4,785,000 (less any reimbursement or fee paid by the Company to Parent pursuant to Section 7.3(c) or Section

7.3(e)) (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account designated in writing by Parent within one (1) business day after satisfaction of all conditions to such payment referenced in this Section 7.3(b), in the event that (i) (A) Parent or the Company terminates this Agreement pursuant to Section 7.1(a)(ii) or Section 7.1(a)(iii) or (B) Parent terminates this Agreement pursuant to Section 7.1(a)(v)(A), and (ii) following the Execution Date and prior to such termination of this Agreement, a Takeover Proposal shall have been publicly announced or shall have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and, in any event, such announcement or Takeover Proposal was not publicly withdrawn on or before such termination (or if earlier the Company Stockholders Meeting), and (iii) within twelve (12) months following such termination of this Agreement, either such Takeover Proposal (or any new or modified Takeover Proposal from any Person making such Takeover Proposal, any affiliate of any such Person or any group that includes any of the foregoing Persons) is consummated or the Company enters into a letter of intent or binding Contract providing for such Takeover Proposal (or any new or modified Takeover Proposal from any Person making such Takeover Proposal, any affiliate of any such Person or any group that includes any of the foregoing Persons). For purposes of this Section 7.3(b), “Takeover Proposal” shall have the meaning set forth in Section 4.3(h) except that all references to 15% therein shall be deemed to be references to 50%.

(c) If Parent terminates this Agreement pursuant to Section 7.1(a)(v)(A), the Company shall promptly (and in any event within two (2) business days of invoices presented from time to time) reimburse Parent for the reasonable out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its outside advisors, outside accountants and outside legal counsel).

(d) If Parent terminates this Agreement pursuant to Section 7.1(a)(v)(B), (C) or (D), the Company shall promptly (and in any event within two (2) business days) pay to Parent a cash fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account designated in writing by Parent.

(e) If the Company shall terminate this Agreement pursuant to Section 7.1(a)(vi)(A), Parent shall promptly (and in any event within two (2) business days of invoices presented from time to time) reimburse the Company for the reasonable out-of-pocket costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its outside advisors, outside accountants and outside legal counsel).

(f) If the Company terminates this Agreement pursuant to Section 7.1(a)(vi)(B), as a condition to and concurrently with such termination, the Company shall pay to Parent a cash fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account designated in writing by Parent; provided that, for purposes of this Section 7.3(f) only, if the applicable Superior Proposal was initially received by the Company during the Solicitation Period and was not withdrawn or materially modified (nor were any of the participants in the Superior Proposal changed) at any time after the expiration of the Solicitation Period, the Termination Fee Amount shall be $3,025,000.

(g) The Company acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, that without these agreements Parent would not enter into this Agreement and that the amounts payable hereunder do not constitute a penalty. The Company further agrees that if the Company fails to pay the fees required hereunder, and, in order to obtain such payment, Parent commences a suit against the Company that results in a judgment against the Company for such fees, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and interest on such required fees from and including the date payment of the applicable fees was originally due to (but excluding) the date of actual payment, at the prime rate of Bank of America, National Association in effect on the date such fee payment was originally required to be made.

(h) Notwithstanding anything to the contrary set forth in this Agreement, each of the parties expressly acknowledges and agrees that, with respect to any termination of this Agreement pursuant to Section 7.1 under circumstances in which a termination fee is payable by the Company pursuant to Section 7.3(b), (d) or (f), payment of such termination fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would otherwise be entitled to assert against the Company or any of its subsidiaries or any of their assets, or against their respective officers, directors, stockholders or affiliates, and shall constitute the sole and exclusive remedy, with respect to any such termination of this Agreement; provided, however, that nothing herein shall relieve any Person from liability or damages for any willful or intentional breach of this Agreement. Except for non-payment of the termination fee pursuant to Section 7.3(b), (d) or (f), the parties agree that, upon termination of this Agreement pursuant to Section 7.1 under circumstances in which a termination fee is payable by the Company pursuant to Section 7.3(b), (d) or (f), in no event shall Parent or Merger Sub be entitled to seek or to obtain any recovery or judgment against the Company or any of its subsidiaries or any of their assets, or against any of their officers, directors, stockholders or affiliates for any such termination of the Agreement, and in no event shall Parent or Merger Sub be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages, for any such termination of this Agreement; provided, however, that nothing herein shall relieve any Person from liability or damages for any willful or intentional breach of this Agreement.

7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of the Company shall not alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions made for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party granting such waiver or extension.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival at Effective Time. The representations and warranties set forth in this Agreement shall terminate at the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

(a)	if to Parent, to:

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, Texas 78735-8598

Attention: General Counsel

Facsimile: (512) 996-6853

Telephone: (512) 895-2193

with a copy to:

Morrison & Foerster LLP

1650 Tysons Boulevard, Suite 400

McLean, Virginia 22102

Attention: Gregory M. Giammittorio, Esq.

Facsimile: (703) 760-7777

Telephone: (703) 760-7320

(b)	if to the Company, to:

SigmaTel, Inc.

1601 S. Mo Pac Expressway, Suite 100

Austin, Texas 78746

Attention: General Counsel

Facsimile: (512) 381-3775

Telephone: (512) 381-3938

with a copy to:

Vinson & Elkins L.L.P.

The Terrace 7

2801 Via Fortuna, Suite 100

Austin, Texas 78746

Attention: Kyle K. Fox, Esq.

Facsimile: (512) 236-3340

Telephone: (512) 542-8539

8.3 Interpretation; Certain Definitions. When a reference is made in this Agreement to an Exhibit, Article, Section or sub-section, such reference shall be to an Exhibit, Article, Section or sub-section to or of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The phrases “the date of this Agreement” and “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date.

“business day” shall mean any day other than Saturday, Sunday or a United States federal holiday.

“Company Capital Stock” shall mean all outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding shares of any other capital stock of the Company as of the Effective Time.

“Company Common Stock” shall mean shares of the common stock of the Company, par value $0.0001 per share.

“Company ESPP” shall mean the 2003 Employee Stock Purchase Plan of the Company.

“Company Material Adverse Effect” shall mean any state of facts, change, event, circumstance or effect that, individually or in the aggregate, is materially adverse to (x) the financial condition, properties, assets (including intangible assets), liabilities, business or results of operations of the Company and its subsidiaries, taken as a whole, or (y) the ability of the Company to perform its obligations under this Agreement and timely consummate the transactions contemplated hereby; provided with respect to the foregoing clause (x), that none of the following shall be deemed in and of itself or themselves in combination to constitute, and none of the following shall be taken into account when determining, a Company Material Adverse Effect: (a) states of facts, changes, events, circumstances or effects in the economy or financial markets generally in the United States; (b) states of facts, changes, events, circumstances or effects that are the result of acts of war or terrorism; (c) states of facts, changes, events, circumstances or effects that are the result of factors generally affecting the industry in which the Company and its subsidiaries operate; (d) states of facts, changes, events, circumstances or effects in United States generally accepted accounting principles; (e) states of facts, changes, events, circumstances or effects resulting from the announcement of this Agreement or the pendency of the transactions contemplated hereby, including the loss, departure, termination, reduction or other negative development in the Company’s or its subsidiaries’ relationships with any of its customers, suppliers, distributors, officers, employees or other business partners; (f) states of facts, changes, events, circumstances or effects resulting from (i) the Company’s compliance with the terms of this Agreement (other than compliance with Section 4.1 and other than the consummation of the Merger), (ii) any actions taken or actions, plans, intentions or possibilities announced or stated by Parent, Merger Sub or their affiliates, including any plans for the sale of a division or operational or employment related changes or (iii) any actions taken or announced by the Company or its subsidiaries at the prior written request of Parent made after the Execution Date; (g) changes in the market price or trading volume of the Company Capital Stock, in and of itself (and not including the underlying causes of such changes); and (h) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions, in and of itself (and not including the underlying causes of such changes); provided, further, that, with respect to clauses (a), (b), (c) and (d), such state of facts, change, event, circumstance or effect does not disproportionately adversely affect the Company and its subsidiaries in a material manner compared to other companies operating in the industry in which the Company operates.

“Company Options” shall mean any and all options or other rights to purchase or otherwise acquire shares of Company Capital Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, under and pursuant to the 1995 Stock Option/Stock Issuance Plan, the 2003 Equity Incentive Plan, Oasis Semiconductor, Inc. 1997 Stock Option Plan, Oasis Semiconductor, Inc. 2004 Stock Incentive Plan (each, a “Company Stock Option Plan”, and together, the “Company Stock Option Plans”).

“Company Preferred Stock” shall mean shares of the Serial Preferred Stock of the Company, par value $0.01 per share.

“Contract” shall mean any contract, subcontract, agreement, instrument, commitment, arrangement, understanding, obligation, undertaking, license or sublicense, whether written or oral.

“knowledge”, as to any party hereto, shall mean actual knowledge of the officers and directors of such party and its subsidiaries; provided, that such officers shall have made reasonable due and diligent inquiry of those employees of such party whom such officers reasonably believe would have actual knowledge of the matters represented.

“Law” or “Laws” shall mean all federal, state, local and foreign statutes, laws, rules, regulations, codes, ordinances, judgments and Orders and the common law.

“ordinary course of business”, as to the conduct of business or other affairs or the taking of any action by a party hereto, shall mean that such an action taken by or on behalf of such party shall not be deemed to have been taken in the “ordinary course of business” unless such action is taken in the ordinary course of such party’s normal operations and is consistent with past practice.

“Parent Material Adverse Effect” shall mean any state of facts, change, event, circumstance or effect that, individually or in the aggregate, is materially adverse to the ability of Parent to perform its obligations under this Agreement and timely consummate the transactions contemplated hereby.

“Per Share Common Stock Consideration” shall mean cash in the amount of $3.00 as may be adjusted pursuant to Section 1.6(e).

“Person” shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act).

“Restricted Stock Unit Award” shall mean a restricted stock unit award or a restricted stock acquisition right that is designated as such in the applicable award agreement and that represents a right to receive shares of Company Common Stock or cash in accordance with the terms of the applicable award agreement, whether granted pursuant to the terms of a Company Stock Option Plan or otherwise.

“subsidiary” of any Person shall mean any other Person, more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person (or if such other Person does not have outstanding shares or securities with such right to vote, as may be the case in a partnership or unincorporated association, more than 50% of whose ownership interests) are owned or controlled, directly or indirectly, by such first Person.

“Tax” (and, with correlative meaning, “Taxes” or “Taxable”) shall mean (a) any federal, state, local or foreign income, alternative or add on minimum income, ad valorem, business license, capital, custom, disability, documentary, employment, environmental, excise, franchise, gains, gross income, gross receipts, import, license, occupation, payroll, personal property, premium, profits, property transfer, real property, recording, registration, sales, services, severance, social security, stamp, transfer, unemployment, unemployment insurance, use, value added, wage, windfall profit or withholding tax, custom, duty, levy or other governmental assessment, charge or fee in the nature of a tax (whether payable directly or by withholding); (b) any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise; and (c) any estimated Tax, interest, fines, penalties or additions to Tax with respect to amounts referred to in clauses (a) or (b) hereof.

“Tax Return” shall mean any return, report, estimate, declaration of estimated tax, claim for refund, information statement or return relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

8.4 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Company Disclosure Schedule, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Non-Disclosure Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, except that, notwithstanding any provision to the contrary in the Non-Disclosure Agreement, any party may disclose to any other Person any information regarding the transactions contemplated by this Agreement that becomes publicly available as a result of the filing of any documents filed by a party with the SEC in connection with this Agreement, and (ii) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies (legal, equitable or otherwise), except (a) as expressly set forth in Section 5.9, (b) after the Effective Time, the rights of the Company Stockholders to receive the consideration specified in Section 1.6 and (c) the right of the Company, on behalf of the Company Stockholders, to pursue damages and other relief, including equitable relief, in the event of any termination of this Agreement related to, resulting from or arising in connection with the willful or intentional breach of this Agreement by Parent or Merger Sub, whether discovered by the Company prior to or after such termination.

8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the fullest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Remedies Cumulative; Specific Performance.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of

Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each Party hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

8.8 Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to such state’s principles of conflicts of Law. Each of the parties hereto irrevocably (x) consents to the exclusive jurisdiction of any state court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein and agrees that no action, suit or proceeding in connection therewith shall be brought by it or any of its subsidiaries in any other courts, (y) agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such Persons and (z) waives and covenants not to assert or plead any objection that such party might otherwise have to such jurisdiction and such process, including any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, provided, that Parent and Merger Sub may assign any or all of their respective rights, interests and obligations to Parent or any affiliate of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.11 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its attorneys’ fees and all other costs and expenses incurred in such action or suit.

[Signatures Follow On Separate Page.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have each caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SIGMATEL, INC.

/s/ Phillip E. Pompa
Name:	Phillip E. Pompa
Title:	President and Chief Executive Officer

FREESCALE SEMICONDUCTOR, INC.

/s/ Lynelle K. McKay
Name:	Lynelle K. McKay
Title:	SVP & GM, NMG, Freescale

PHX ACQUISITION, INC.

/s/ Sumit Sadana
Name:	Sumit Sadana
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

APPENDIX I

INDEX OF DEFINED TERMS

Defined Term	Section
Agreement	Introduction
Annual Premium	5.9(b)
Antitrust Laws	5.6(b)
business day	8.3
Business IP	2.10(b)
Cashed-Out Restricted Stock Unit Award	1.6(d)(i)
Certificate	1.7(c)(i)
Certificate of Merger	1.2
Closing	1.2
Closing Date	1.2
Code	1.9
Company	Introduction
Company Authorizations	2.8
Company Balance Sheet	2.6
Company Balance Sheet Date	2.5
Company Board Recommendation	2.20
Company Capital Stock	8.3
Company Common Stock	8.3
Company Disclosure Schedule	Article II Preamble
Company ESPP	8.3
Company Financial Statements	2.4(b)
Company Intellectual Property	2.10(a)
Company Material Adverse Effect	8.3
Company Preferred Stock	8.3
Company Options	8.3
Company Plan	2.13(a)
Company Registered Intellectual Property	2.10(d)(i)
Company Stockholder	1.7(c)(iii)
Company Stockholders Meeting	5.2
Company SEC Documents	2.4(a)
Company Stock Option Plan(s)	8.3
Continuing Employees	5.8(c)(i)
Contract	8.3
Delaware Law	1.1
Dissenting Shares	1.11(a)
D&O Policy	5.9(b)
Effective Time	1.2
Environmental Laws	2.11
ERISA	2.13(a)

Defined Term	Section
ERISA Affiliate	2.13(c)
Exchange Act	2.4(a)
Execution Date	Introduction
Final Purchase Date	5.8(b)
First Party Intellectual Property Contracts	2.10(d)(ii)
GAAP	2.4(b)
Governmental Entity	2.3(c)
Hazardous Materials	2.11
HSR	2.1(b)
indebtedness	2.4(h)
Indemnified Parties	5.9(a)
Intellectual Property	2.10(a)
IRS	2.13(f)
knowledge	8.3
Law(s)	8.3
Leased Premises	2.25(a)
Leases	2.25(a)
Major Customers	2.21(a)
Material Contracts	2.22
Merger	Recitals
Merger Sub	Introduction
Non-Disclosure Agreement	5.4
Order	5.6(b)
ordinary course of business	8.3
Parent	Introduction
Parent Material Adverse Effect	8.3
Parent Welfare Plans	5.8(c)(i)
Paying Agent	1.7(a)
Per Share Common Stock Consideration	8.3
Person	8.3
Proceeding	2.7
Products	2.10(a)
Proxy Statement	5.1
Representatives	4.3(a)
Requisite Stockholder Approval	2.19
Restricted Stock Unit Award	8.3
SEC	2.3(c)
Securities Act	2.4(a)
Solicitation Period	4.3(b)
Solicited Person	4.3(b)
SOX	2.4(c)
subsidiary	8.3

Defined Term	Section
Superior Proposal	4.3(i)
Surviving Corporation	1.1
Takeover Proposal	4.3(h)
Takeover Statute	2.29
Tax Return	8.3
Tax, Taxes and Taxable	8.3
Technology	2.10(a)
Termination Fee Amount	7.3(b)
Third Party Intellectual Property Contracts	2.10(d)(iii)
Use	2.10(a)